   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998


                                                      REGISTRATION NO. 333-27227
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------

                       AUTOMOTIVE ONE PARTS STORES, INC.
                 (Name of Small Business Issuer in Its Charter)

              FLORIDA                                5013                              59-1867299
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             701 WEST CHURCH STREET
                             ORLANDO, FLORIDA 32802
                                 (407) 422-1110
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                             ROBERT H. GENTRY, III
                                   PRESIDENT
                       AUTOMOTIVE ONE PARTS STORES, INC.
                             701 WEST CHURCH STREET
                             ORLANDO, FLORIDA 32802
                                 (407) 422-1110
           (Name, Address and Telephone Number of Agent for Service)
                                   COPIES TO:

               RANDOLPH H. FIELDS, ESQ.                               WILLIAM M. PRIFTI, ESQ.
       GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN &                             220 BROADWAY
                    QUENTEL, P.A.                                            SUITE 204
         111 NORTH ORANGE AVENUE, SUITE 2050                            LYNNFIELD, MA 01940
                ORLANDO, FLORIDA 32801                               TELEPHONE: (781) 593-4525
              TELEPHONE: (407) 420-1000                              TELECOPIER: (781) 593-5222
              TELECOPIER: (407) 420-5909

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
             SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)               REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2).......................           $20,160,000                      $   6,109
----------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants(3)(4).......           $   187,510                      $   57.82
----------------------------------------------------------------------------------------------------------------------
    Total.............................................           $20,347,510                      $6,166.82
======================================================================================================================

                                                    Previously Paid       $9,582
                                                    Amended Fee        $6,166.82
                                                    Amount Due                $0

                      ----------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 (o) under the Securities Act of 1933, as amended.
(2) Includes (i) 1,200,000 shares of Common Stock offered hereby, (ii) 1,200,000 shares of Common Stock issuable upon exercise of the Five-year Redeemable Common Stock Purchase Warrants (the "Warrants") offered hereby, (iii) 180,000 shares of Common Stock subject to the Underwriters' over-allotment option, (iv) 180,000 shares of Common Stock issuable upon exercise of Warrants subject to Underwriters' over-allotment option, (v) 120,000 shares of Common Stock issuable upon exercise of Underwriters' Warrants and (vi) 120,000 shares of Common Stock underlying the Warrants issuable upon exercise of Underwriters' Warrants.
(3) Includes (i) 1,200,000 Warrants offered hereby, (ii) 180,000 Warrants subject to the Underwriters' over-allotment option and (iii) 120,000 Warrants subject to the Underwriters' Warrants.
(4) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminable additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Warrants.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS       SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997


AUTOMOTIVE ONE LOGO
                       AUTOMOTIVE ONE PARTS STORES, INC.

                      1,200,000 SHARES OF COMMON STOCK AND
              1,200,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Automotive One Parts Stores, Inc., a Florida corporation (the "Company"), hereby offers (the "Offering") 1,200,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company and 1,200,000 Five-year Redeemable Common Stock Purchase Warrants (the "Warrants"). The Common Stock and the Warrants offered hereby (sometimes hereinafter collectively referred to as the "Securities") will be separately tradable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.20 per share (the "Exercise Price"). The Warrants are each redeemable by the Company for $.10 per Warrant, upon thirty days' prior written notice to the Warrant holders, provided the closing price of the Common Stock exceeds $9.00 per share for a period of ten consecutive trading days, ending on the third day prior to the date of the Company's redemption notice. See "Description of Securities."


     Prior to this Offering, there has been no public market for the Company's Common Stock or Warrants, and there can be no assurance that such a public market will develop or be sustained after the completion of the Offering. The Company has submitted an application for the listing of the Common Stock and Warrants on the NASDAQ SmallCap Market ("NASDAQ") under the symbols [AONE] and [AONEW], respectively, and on the Boston Stock Exchange ("BSE") under the symbols [AOC] and [AOW], respectively. For discussion of the factors considered in determining the offering prices of the Common Stock and Warrants, see "Underwriting."

                               ------------------
     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE CAPTION "RISK FACTORS" WHICH APPEAR BEGINNING ON PAGE 8 OF THIS PROSPECTUS. SEE ALSO "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================
                                                                             UNDERWRITING
                                                         PRICE               DISCOUNTS AND             PROCEEDS
                                                       TO PUBLIC            COMMISSIONS(1)           TO COMPANY(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock......................          $6.00                   $.60                    $5.40
Per Warrant....................................         $0.125                  $.0125                  $.1125
Total(3).......................................       $7,350,000               $735,000               $6,615,000
=======================================================================================================================

    (1) In addition, the Company has agreed to pay the Underwriters in the form of: (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, of which $25,000 has been paid to the present Underwriter, and (ii) an Underwriters' Warrant ("Underwriters' Warrant") for the purchase of (a) 120,000 shares of Common Stock, and (b) 120,000 Warrants at 150% of the initial public Offering price exercisable for a period of four years, commencing one year after the date of this Prospectus (the "Effective Date"). The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."
    (2) Before deducting expenses, estimated at $556,000, payable by the Company, including the Underwriters' non-accountable expense allowance.
    (3) The Company and certain shareholders (the "Selling Shareholders") have granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 180,000 additional Securities, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. Up to 94,478 shares of Common Stock which are subject to the over-allotment option may be purchased from the Selling Shareholders, and the Company will not receive any proceeds from the sale of such Common Stock. The Warrants included in the Securities which are subject to the over-allotment option will be issued by the Company. If the over-allotment option is exercised in full, excluding the Underwriter's non-accountable expense allowance, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $8,452,500, $845,250, $7,097,069 and $510,181, respectively. See "Principal and Selling Shareholders" and "Underwriting."

                               -------------------------

     The Securities offered by this Prospectus are being offered by the Underwriters on a "firm commitment" basis subject to prior sale, when, as and if accepted by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer without notice and reject any order in whole or in part. It is expected that delivery of the certificates representing the Securities will be made in Orlando, Florida on or about
February   , 1998.


                            NUTMEG SECURITIES, LTD.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1998

                       [PHOTOGRAPHS OF COMPANY FACILITIES
                            WITH OVERLAY OF AREA MAP
                            SHOWING STORE LOCATION.]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK OR WARRANTS TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK OR WARRANTS MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. Unless otherwise specified, all references herein reflect a 23,600 for one split of the Company's Common Stock which will be effected for shareholders of record immediately prior to consummation of this Offering. Further, unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Automotive One Parts Stores, Inc. (the "Company" or "Automotive One") was incorporated in Florida in November 1978. The Company is a specialty supplier and retailer of automotive replacement parts, tools, supplies, equipment and accessories ("Automotive Products") to both professional mechanics and service technicians ("Professional Installers") and "do-it-yourself" ("DIY") customers. The Company operates 14 auto parts stores, one machine shop, one speed shop, and one warehouse facility in Central Florida, all of which are located in or within one hour's drive of Orlando, Florida. The Company determined that some of its stores service overlapping geographical areas. Thus, the Company closed one store in each of July 1997, and August 1997, and, by the end of the second quarter of 1998, intends to close two additional stores. The inventory from the closed stores will be either returned to the Company's suppliers for credit or transferred to other stores. The Company plans to either sell or lease the properties vacated as a result of the closures. Management of the Company hopes to retain the same market share in those market areas but at a reduced overhead cost. In June 1997, the Company also closed a manufacturing unit located on the premises of its corporate headquarters. All of the auto parts stores are traditional stores selling both to Professional Installers and DIY customers. The Company also maintains approximately 100 vehicles which guarantee the delivery of parts to Professional Installers within 30 minutes. The Company's customized computerized inventory control system allows it to determine the exact location of each item of its inventory, sales from each store and other general accounting features. Stores carry an extensive product line of brakes, belts, hoses, filters, cooling system parts, tuneup parts, shock absorbers, gaskets, batteries, bearings, engine parts, remanufactured alternators and starters, chassis parts and exhaust systems, and other hard parts ("Hard Parts"). In addition, the Company also carries: (i) maintenance items, such as oil, antifreeze, fluids, engine additives and appearance products; (ii) accessories such as floor mats and seat covers; (iii) automotive tools; and (iv) professional service equipment. For the year ended December 31, 1996, approximately 95% of the Company's sales was derived from Hard Parts, and 5% from other merchandise. Approximately 75% of the Company's product sales was derived from Professional Installers and the remaining 25% from DIY customers during 1996.

     The Company maintains its principal executive offices at 701 W. Church Street, Orlando, Florida 32802; telephone (407) 422-1110, fax (407) 422-1041.
The Company was organized under the laws of the State of Florida in November 1978 succeeding to a sole proprietorship which commenced operations in Kentucky in 1934.

OPERATING STRATEGIES

     Accumulation of Market Share. By serving both the Professional Installer and DIY markets through its store network, the Company believes it is able to:
(i) reach most consumers of Automotive Products within its market; (ii) offer a broader selection of stock keeping units ("SKU's"); and (iii) provide responsive customer service with its technically trained sales personnel and in-house delivery force.

     Inventory Management and Distribution System. The Company has agreed to buy approximately 75% of its merchandise from A.P.S., Inc. ("APS"), a national distributor of automotive replacement parts headquartered in Houston, Texas. APS carries over 160,000 SKU's and distributes its products through approximately 150 suppliers. The Company's stores have next day access to these products through a Product Purchase Agreement with APS.

     The Company also owns and operates its own approximately 30,000 square foot warehouse facility. This facility is used to inventory certain items which the Company purchases directly from manufacturers. Thus, the Company is able to price such parts competitively within the market. The warehouse provides all the Company's stores with same-day delivery service.

     Customer Service. The Company believes that each Company store attracts new customers and retains existing customers by conducting a variety of advertising and promotional programs and by offering: (i) in store service through technically trained sales personnel, (ii) call-in-delivery service available to all wholesale customers, (iii) an extensive selection of SKU's stocked in each store, (iv) same day or next day delivery of Automotive Products, (v) attractive stores in convenient locations, (vi) full-time sales personnel, (vii) competitive pricing, and (viii) a counter in each store specifically designated for wholesale customers to provide quick service. The Company's management believes that the Company's commitment to service excellence has provided the foundation of a strong relationship with both the Professional Installer and DIY segments of the aftermarket automotive parts industry. The Company believes that while pricing is essential in the highly competitive environment of the automotive aftermarket business, ultimately it is customer satisfaction (whether the customer is a Professional Installer or a DIY) through customer service that will generate increased sales and profitability.

     Development of Repeat Customers. The Company is committed to developing repeat customers through (i) trained and experienced sales personnel who provide customer service, (ii) a high concentration of convenient and accessible neighborhood locations, (iii) prompt delivery service to wholesale customers through approximately 100 vehicles and (iv) a broad selection of brand name and other high quality products with an emphasis on replacement Hard Parts.

GROWTH STRATEGIES

     Repayment of Debt. The Company has experienced recent losses due to increased debt and an inability to take advantage of available vendor discount programs due to cash constraints. The Company's growth strategy involves repayment of a portion of the debt from the Offering proceeds, refinancing the remainder of the debt, consolidating certain stores in the Orlando market, and acquiring additional auto parts businesses in Florida and other areas in the Southeastern United States.


     The Company will be repaying approximately $3.0 million in debt including accrued and unpaid interest currently owed to APS from the Offering proceeds. The Company will seek to refinance the remainder of the debt owed to APS on more favorable terms, which refinancing has been made a condition of this Offering by the Underwriters. As a result of the debt repayment, the Company believes it will substantially reduce to 232,000 per year the interest payments it currently makes to service its debt obligations to APS. Further, the Company will be able to take advantage of discounts offered by APS and other vendors for early payments of invoices.



     Senior Credit Facility. On October 29, 1997, the Company obtained a non-binding commitment from Finova Capital Corporation ("Finova") to provide up to $4,000,000 to the Company (the "Finova Credit Facility") in accordance with the terms of a loan and security agreement (the "Credit Agreement"). Finova's execution of and performance under the Credit Agreement is subject to a number of conditions, including, but not limited to, the closing of this Offering and the receipt by the Company of the proceeds of this Offering. The Credit Agreement is to be executed and closed simultaneously with the closing of this Offering. The Company will use a portion of these funds, approximately $3,000,000, to repay the remaining indebtedness to APS. The remainder of the funds available under the Finova Credit Facility will be used by the Company to facilitate its growth strategy or for working capital. See "Business -- Senior Credit Facility" and "Use of Proceeds."


     Consolidation or Closing of Overlapping Stores. The Company has 11 auto parts stores located in the Orlando market and 3 stores located in Brevard County serving Titusville, Cocoa Beach and Melbourne. The Company has closed two stores and plans to close two additional stores by the end of the second quarter of 1998. The Company expects to retain the same market share in those areas but at a reduced overhead cost since the Company has other existing stores serving the same market areas.

     New Store Openings. Due to the recent trend of consolidation in the aftermarket automotive parts industry at the expense of smaller independent operators and less specialized mass merchandisers, the Company anticipates its future growth will occur primarily as a result of acquisitions of single and multiple store operations. The Company plans to concentrate its efforts on acquiring stores in other Florida locations and in markets in the Southeastern United States. The Company's strategy for additional store openings is to expand into population pockets of 75,000 to 100,000 inhabitants within metropolitan areas with populations of 1,000,000 or more.

     Continuing Improvement of Merchandising. The Company stocks a broad line of nationally recognized products (under the "Big A" label of APS) for domestic and imported vehicles. The Company constantly seeks to improve its merchandising concepts, primarily by broadening product selection and emphasizing the sale of replacement Hard Parts. The Company plans on updating certain stores to improve merchandise presentation and in-stock positions.

                                  THE OFFERING

Securities Offered.........  1,200,000 shares of Common Stock, $.01 par value.

                             1,200,000 Warrants. Each Warrant entitles the holder, for $7.20, to purchase one share of Common Stock for a period of five years commencing on the date of this Prospectus (the "Effective Date"). The Warrants are each redeemable by the Company for $.10 per Warrant at any time, upon thirty days' prior written notice to the Warrant holders, provided the average closing price of the Common Stock exceeds $9.00 per share for a period of ten consecutive trading days ending on the third day prior to the date of the Company's redemption notice. See "Description of
                             Securities -- Warrants."

Securities Outstanding
  Prior to the Offering....  2,360,000 shares of Common Stock(1)

Securities Outstanding
  Subsequent to the
  Offering(2)..............  3,560,000 shares of Common Stock(1)
                             1,200,000 Warrants(1)

Estimated Net
  Proceeds(3)..............  $6,059,000

Use of Proceeds by
  Company..................  The Company intends to use the net proceeds of this
                             Offering for repaying loans from APS and certain other loans (including loans from certain principals of the Company in the approximate aggregate amount of $466,000), working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors...............  Investment in the Securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

Proposed NASDAQ SmallCap
  Market Symbols(4)........  Common Stock -- [AONE]
                             Warrants -- [AONEW]

Proposed BSE Symbols(4)....  Common Stock -- [AOC]
                             Warrants -- [AOW]
---------------

(1) Does not include (i) 500,000 shares of Common Stock reserved for future issuance under the Company's 1997 Stock Option Plan, (ii) 120,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' Warrants, and (iii) 120,000 shares of Common Stock reserved for issuance upon exercise of Warrants issuable upon exercise of the Underwriters' Warrants. See "Management -- Consulting Agreements" and "-- Stock Option Plan."
(2) Does not include 180,000 additional shares of Common Stock or 180,000 Warrants issuable upon exercise of the Underwriters' over-allotment option. See "Underwriting."
(3) After deducting expenses of this Offering payable by the Company estimated at $1,291,000 (inclusive of commissions and underwriting discounts and assuming no exercise of the Underwriters' over-allotment option).
(4) Although the Company has applied for listing the Securities for quotation on the NASDAQ SmallCap Market and the Boston Stock Exchange, there can be no assurance that the Company's securities will be accepted for listing or that if listed it will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or that if such market develops, it will be sustained. The Company may also apply for listing the Securities on the Chicago Stock Exchange. See "Risk
    Factors -- Lack of Prior Market for Securities, "-- Possible Delisting of Securities; NASDAQ SmallCap Market," "-- Penny Stock Regulation."

                         SUMMARY FINANCIAL INFORMATION

     The following financial data as of December 31, 1996 and for the years ended December 31, 1995 and 1996 has been derived from the financial statements of the Company which have been audited by Grant Thornton LLP, independent certified public accountants, whose report on the Balance Sheet as of December 31, 1996 and the related Statements of Operations, Shareholders' Equity and Cash Flows for each of the two years in the period ended December 31, 1996, is included elsewhere herein. The selected financial information set forth below as of October 31, 1997 and for the ten months ended October 31, 1996 and 1997 have been derived from the unaudited financial statements of the Company and includes all adjustments the Company considers necessary for a fair presentation of results of operations for the periods presented. Operating results for the ten months ending October 31, 1997 are not necessarily indicative of the results which may be expected for the full year ended December 31, 1997. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Financial Statements (including the Notes thereto) presented elsewhere in this Prospectus.

                                                                    OCTOBER 31, 1997
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(1)
                                                              -----------   --------------
SUMMARY BALANCE SHEET DATA
Working capital (deficiency)................................  $(2,492,698)   $ 3,396,111
Total assets................................................    9,955,848     12,550,260
Total liabilities...........................................   10,024,310      6,559,722
Shareholders' equity (deficit)..............................      (68,462)     5,990,538


                                                                              TEN MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,           OCTOBER 31,
                                              -------------------------   -------------------------
                                                1995(2)       1996(3)        1996         1997(4)
                                              -----------   -----------   -----------   -----------
SUMMARY INCOME STATEMENT DATA
Net sales...................................  $11,691,338   $12,094,341   $10,291,236   $ 9,206,871
Cost of goods sold..........................    7,689,551     8,075,176     6,871,217     5,727,418
                                              -----------   -----------   -----------   -----------
Gross profit................................    4,001,787     4,019,165     3,420,019     3,479,453
Selling, general and administrative
  expenses..................................    3,986,570     4,463,849     3,773,117     3,549,708
                                              -----------   -----------   -----------   -----------
Earnings (loss) from operations.............       15,217      (444,684)     (353,098)      (70,255)
Gain on sale of property....................           --            --            --       185,707
Rental income...............................      165,245       191,804       159,837       143,355
Interest expense............................     (495,174)     (785,088)     (655,851)     (638,532)
Offering costs..............................           --            --            --       (68,714)
                                              -----------   -----------   -----------   -----------
Net loss....................................  $  (314,712)  $(1,037,968)  $  (849,112)  $  (448,439)
                                              ===========   ===========   ===========   ===========
Net (loss) per common share(5)(6)(7)........  $     (0.13)  $     (0.44)  $     (0.36)  $     (0.19)
                                              ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding(6)............................    2,360,000     2,360,000     2,360,000     2,360,000
                                              ===========   ===========   ===========   ===========


---------------
(1) Adjusted to give effect to the sale of 1,200,000 shares of Common Stock and 1,200,000 Warrants at the assumed public offering prices of $6.00 per share and $.125 per Warrant, less underwriting discounts and commissions and estimated Offering expenses payable by the Company, and the application of net proceeds therefrom. (See "Use of Proceeds"). No effect has been given to the exercise of the (i) Warrants, (ii) the Underwriters' over-allotment option, (iii) the Underwriters' Warrants, or (iv) outstanding options.

(2) There were 17 stores opened and operating as of January 1, 1995. No stores were opened or closed during the 1995 fiscal year. As of December 31, 1995, the Company had 17 stores opened and operating. See
    "Business -- Properties."


(3) There were 17 stores opened and operating as of January 1, 1996. No stores were opened or closed during the 1996 fiscal year. As of December 31, 1996, the Company had 17 stores opened and operating. See
    "Business -- Properties."

(4) There were 17 stores opened as of January 1, 1997. Two stores were closed during this period. Store 2 was closed on August 25, 1997 and Store 18 was closed on July 31, 1997. Concurrent with the closing of Store 2, Store 16 was opened. As of October 31, 1997, the Company had 16 stores opened and operating. See "Business -- Properties."


(5) Prior to this Offering, the Company was taxed as an S corporation. Simultaneously with the consummation of this Offering, the Company will convert to "C" Corporation status. Pro forma net loss for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1996 and 1997 is not presented herein, because the Company has cumulative net operating losses and it is not more likely than not that the tax benefit will be realized. Therefore, the historical and pro forma net loss would be the same for all periods presented. See Note I to Financial Statements.


(6) Adjusted to give effect to 23,600-for-one stock split to be effected immediately prior to consummation of this Offering.


(7) Supplemental pro forma loss per common share for the year ended December 31, 1996 and the ten months ended October 31, 1997 giving effect to the reduction of outstanding indebtedness of approximately $3.0 million from the use of a portion of the Offering's proceeds and the increased number of shares, is ($0.25) and ($0.06) per common share (assuming 2,922,978 and 2,940,806 weighted average common shares outstanding, respectively).

                                  RISK FACTORS

     The Securities offered hereby are speculative and involve a high degree of risk and substantial dilution and should only be purchased by investors who can afford to lose their entire investment. Prospective investors, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus, associated with this Offering, including the information contained in the Financial Statements herein and Notes thereto.

FORWARD LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, which represent the Company's expectations or beliefs. The words "believe," "expect," "anticipate," "estimate," "project," "intend" and similar expressions identify forward-looking statements, which speak only as of the date such statement was made. Forward-looking statements may include, but not be limited to, future results of operations, growth plans, integration of new operations, financing needs, industry trends, consumer demand and levels of competition. These statements by their nature involve substantial risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those expressed in, contemplated by or underlying any such forward-looking statements. Statements in this Prospectus, including those contained in the section entitled "Risk Factors," in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in the Notes to the Company's Financial Statements, describe factors, among others, that could contribute to or cause such differences.

     Recent Losses; Going Concern. The Company had net losses of $314,712 and $1,037,968 and $448,439 for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997 respectively and a working capital deficiency of $1,847,194 and $2,492,698 at December 31, 1996 and October 31, 1997,
respectively. Furthermore, the Company has approximately $5.8 million of outstanding indebtedness including interest, that matures no later than February 28, 1998. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's independent certified public accountants have issued its report which includes an explanatory paragraph for a going concern uncertainty on the Company's financial statements as of December 31, 1996 and for the year then ended. The Company's ability to continue as a going concern and achieve positive earnings is dependent upon the Company's successful implementation of its operating strategy which includes (1) reducing certain debt from proceeds of this Offering; (2) completing its search for a qualified Chief Financial Officer candidate to oversee the financial aspects of the Company's business; (3) evaluating the network of its store locations in order to determine the most advantageous number and locations of its stores to effectively and efficiently serve the central Florida market and implementing the results of such evaluation; and (4) implementing certain cost containment programs in order to reduce the current level of selling, general and administrative expenses. There can be no assurance that the implementation of these plans along with management's plans to use a portion of the proceeds from this Offering to reduce debt will result in increased profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements and Notes thereto presented elsewhere in this Prospectus.


     Reliance on One Supplier; Bankruptcy of Principal Vendor. The Company's business has historically been dependent in a material respect upon its close relationship with its principal vendor, APS, and its ability to purchase products from this vendor at favorable prices and favorable terms, including those offered through financial incentives such as cooperative advertising arrangements, other marketing incentive programs and non-financial benefits such as distribution services. The Company has entered into a product purchasing agreement with APS ending in October 2000 to purchase a minimum average of 75% of the Company's cost of goods sold, less certain allowable exceptions, over any given consecutive four month billing period. During the year ended December 31, 1996, APS supplied the Company with approximately 70% of its total inventory of stock items, which represented at least 55.4% of the Company's cost of goods sold, after deduction of certain allowable exceptions. See
"Business -- Purchasing" and "-- Inventory Management."

     APS, along with its parent and affiliated companies, filed for protection under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on or about February 2, 1998. The Company is continuing to buy parts from APS under its agreement with APS. However, if APS were to discontinue business or void its agreement with the Company under the Bankruptcy Code, the Company would be required to locate and purchase parts from alternative vendors. If the Company was unable to identify and enter into agreements with alternative vendors of similar parts that offer similar programs to APS, or there is a disruption of the Company's vendor relationship with APS, or there is a material change in any terms of purchase, advertising, incentive or other programs offered by APS, that would likely have a material adverse affect on the Company's business. While the Company has identified and discussed supply and distributor relationships with alternative vendors of similar parts which offer similar programs to APS, there can be no assurance that the Company will be successful in entering into new relationships with such vendors, or if such arrangements were entered into, that they would be available to the Company on acceptable terms, or on terms competitive with those currently offered by APS. See "Business -- Purchasing" and "-- Inventory Management."


     Growth through Acquisitions. The Company's growth strategy includes pursuing acquisition opportunities. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, secure financing on acceptable terms, complete acquisitions, integrate acquired operations into existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the acquired company's existing operations, or otherwise perform as expected. In addition, the Company competes for acquisition and expansion opportunities with companies that have substantially greater resources. See "Business -- Growth Strategy" and "-- Competition."

     Need for Additional Financing. The Company is dependent upon the proceeds of this Offering to reduce the approximately $3,000,000 of it's indebtedness to APS, to implement its growth strategy and to finance its working capital requirements. The Company intends to satisfy the remainder of its indebtedness to APS from a portion of the proceeds to be obtained from the Finova Credit Facility. Additionally, the Company anticipates expanding its business through acquisitions. To facilitate these acquisitions, the Company intends to utilize up to $2,000,000 of the proceeds from this Offering and any remaining funds that may be available under the Finova Credit Facility, as well as obtaining, if and to the extent necessary to appropriately implement the Company's growth strategies, additional lines of credit. However, currently the Company has not entered into any preliminary agreements or understandings for any additional lines of credit with any lenders. To the extent that the Company incurs indebtedness to fund growth, the Company will be subject to the risks associated with incurring additional indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that the Company will be successful in obtaining a line of credit or, if obtained, that it will be available to the Company on commercially reasonable terms, or that it will be sufficient for the Company's growth. If the proceeds of this Offering and the funds available pursuant to the Finova Credit Facility are not sufficient to fully implement the Company's growth strategies, and if additional financing is not available, the Company may have to curtail its long-range growth strategy. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Additionally, the Finova Credit Facility expires two years after the closing of this Offering, subject only to subsequent annual renewals at Finova's sole discretion. If Finova does not renew the Credit Facility it is unlikely that the Company will be financially capable of satisfying its obligation to repay Finova. The Company would seek to refinance the indebtedness due to Finova at that time. However, there can be no assurances that the Company will be successful in obtaining a new line of credit or, if obtained, that it will be available to the Company on commercially reasonable terms, or that it will be sufficient for the Company's needs.

     Competition. Both the Professional Installer and DIY portions of the Company's business are highly competitive. The Company's major competitors in the Professional Installer portion of its business include independent warehouse distributors and parts stores, automobile dealerships and national warehouse distributors and associations, such as National Automotive Parts Association ("NAPA"), Carquest and All Pro. Competitors in the DIY portion of the Company's business include national and regional automotive parts chains such as AutoZone, Western Auto and Pep Boys, independently owned parts stores, automobile dealerships and mass or general merchandise, discount and convenience chains that carry Automotive Products. Many of the Company's competitors are larger and have greater financial resources than the Company. Some of the larger DIY competitors have entered into the Professional Installer portion of the business and this could have material adverse effect on the Company's operations. See "Business -- Competition."

     Dependence of Key Executive. The success of the Company is dependent on the services and efforts of its existing key management personnel. Robert H. Gentry, III has an employment agreement with the Company. The loss of the services of Mr. Gentry would have a material adverse effect on the Company's business. The Company has obtained a key-man life insurance policy on Robert H. Gentry, III, but will not maintain life insurance policies covering any other officer or employee. Pursuant to the terms of the Credit Agreement with Finova and as a condition to Finova's obligations under the Credit Facility, the key-man life insurance policy will be collaterally assigned to Finova at the closing of this Offering. The Company's success and plans for future growth will depend on its ability to attract and retain additional qualified personnel. There is no assurance that the Company will be able to hire or retain such personnel in the future. See "Management."

     Control by Management. Robert H. Gentry, III is currently the sole director of the Company and as such has sole authority to manage the policies and direction of the Company. The Company anticipates having in place an expanded board of at least four additional members by the Effective Date, at least three of whom will be independent directors. The Company has identified Messrs. Lawrence S. Goldfarb, William H. Burns and Stanley G. Miller as director candidates and those individuals have agreed to serve on the board once they are elected. See "Management."

     Immediate and Substantial Dilution. Upon completion of this Offering, the pro forma net tangible book value per share of the Common Stock would be $1.68, representing an immediate dilution of $4.32 of net tangible book value per share, or 72.0%, to the public investors and an increase of $1.85 per share to existing shareholders. The exercise of the Warrants will result in further dilution to the public investors. See "Dilution."

     Benefits to Affiliates and Insiders from Offering Proceeds. Certain benefits will accrue to certain shareholders and management as a result of the Offering. Robert H. Gentry, III, the Company's principal shareholder, President and Chief Executive Officer, advanced the Company approximately $430,000 for working capital during 1997 and secured a loan to obtain such funds with a mortgage on his residence. The outstanding principal balance of approximately $320,000 plus Mr. Gentry's costs incurred in connection with the loan will be paid from Offering proceeds. Further, to the extent that the Company applies a portion of the net proceeds of this Offering to reduce the Company's obligations to APS and Autoparts Finance Company, Inc. ("AFCO"), an affiliate of APS, Mr. Gentry, and certain other family members, will be relieved of their personal guarantees of such indebtedness. In addition, the Company is indebted to Lawrence S. Goldfarb, a director nominee,in the approximate amount of $146,000, including interest, for advances to the Company during 1996 and 1997. The Company plans to repay that obligation from proceeds of this Offering. See "Use of Proceeds" and "Certain Transactions."

     Control by Current Shareholders. Upon consummation of this Offering, Robert H. Gentry, III, and his sisters, Marguerite Seifert and Jennifer Rideout will beneficially own approximately 66%, of the shares of Common Stock outstanding. Together, they will be in a position to control the affairs of the Company. For example, those shareholders, individually and as a group, or together with others, including directors and executive officers of the Company, will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption of amendments to the Company's articles of incorporation or bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets. Such control by existing shareholders could also have the effect of delaying, deferring or preventing a change in control of the Company. Mrs. Rideout is the wife of William Rideout, the Company's Vice President of Purchasing and Inventory. Marguerite Seifert is employed by the Company in its Accounts Payable and Human Resources Departments. See "Beneficial Ownership of Principal Stockholders and Management" and "Description of Securities."

     No Dividends Anticipated. The Company does not intend to pay dividends in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. See "Dividend Policy."

     No Prior Public Market; Arbitrary Determination of Offering Prices; Possible Volatility of Securities. Prior to this Offering, there has been no public market for the Company's Securities. Accordingly, there can be no assurance that an active trading market will develop or, if developed, that it will be sustained upon the completion of this Offering or that the market prices of the Securities will not decline below the initial public offering prices. The initial public offering prices of the Securities and the terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Underwriters and do not necessarily bear any relationship to the Company's assets, book value, net earnings, net sales or other established criteria of value, and should not be considered indicative of the actual value of the Securities. See "Underwriting." The stock market has, from time to time, experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial assets of the Company, may have a significant impact on market prices of the Securities.

     Prior S Corporation Status and Other Tax Matters. The Company has been treated as an S Corporation for federal (and most state) tax purposes, however, the Company will convert to a C Corporation upon the close of this Offering. Unlike a C Corporation, an S Corporation is generally not subject to income tax at the corporate level. In the event that the Internal Revenue Service were to deny such S Corporation status for periods during which the Company was treated as an S Corporation by reason of the failure to satisfy the S Corporation requirements of the Internal Revenue Code of 1986, as amended (the "Code"), the Company would be subject to income tax as a C Corporation. Any net operating losses related to the Company's operation as an S Corporation will not be available to offset taxable income, if any, of the Company once it converts to C Corporation status.

     Potential Adverse Effect of Redemption of Warrants. The Warrants are subject to redemption by the Company. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of the redemption. The holders of the Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before they are redeemed. The holders of Warrants will not possess any rights as shareholders of the Company unless and until the Warrants are exercised. See "Description of Securities -- Warrants."

     Current Prospectus and State Blue Sky Registration in Connection with Exercise of Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is a then current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission ("SEC") and only if such Common Stock is then qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company will use its best efforts to meet such requirements, there can be no assurance that the Company will be able to do so. The failure of the Company to meet such requirements may deprive the Warrants of any value and cause the resale or other disposition of Common Stock issued upon the exercise of the Warrants to become unlawful. See "Description of Securities -- Warrants."

     Possible Adverse Impact on Market of Warrant Exercise. In the event of the exercise of a substantial number of Warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities -- Warrants."

     Possible Adverse Impact of Underwriters' Warrants. In connection with the Offering, the Company will sell to the Underwriters, for nominal consideration of $10, Underwriters' Warrants exercisable for 120,000 shares of Common Stock and 120,000 Warrants, exercisable per share at 150% of the initial public offering price. The Underwriters' Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus. The Underwriters' Warrants will not be redeemable by the Company. The holders of the Underwriters' Warrants will have the opportunity to profit from a rise in the market price of the Securities, if any, without assuming the risk of ownership. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Underwriters' Warrants are outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Underwriters' Warrants.

     The Underwriters have "piggy back" and demand registration rights with respect to the Common Stock issuable upon exercise of the Underwriters' Warrants (and the Warrants issuable thereunder). Any future exercise of these registration rights may cause the Company to incur substantial expense and could impair the Company's ability to raise capital through the public sale of its securities. See "Dilution," "Shares Eligible for Future Sale" and "Underwriting."

     Effect of Certain Charter and Bylaw Provisions; Antitakeover
Effects. Certain provisions of Florida law and the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") may deter or frustrate a takeover attempt of the Company that a shareholder might consider in his best interest. The Company is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." The Company's Articles of Incorporation, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) any meeting of the shareholders may be called only the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iii) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and (iv) the Company's Board of Directors, divided into three classes, each of which serves for staggered three year periods. In addition, the Company will be authorized to issue additional shares of Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device. Except as set forth herein, the Company has no current intentions or plans to issue additional Common Stock or issue Preferred Stock. See "Description of Securities."

     Possible Dilutive Effect of Options and Warrants and Adverse Effect on Market Price. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. The Company has established a Stock Option Plan for employees, officers, directors and consultants, and has reserved 500,000 shares of Common Stock for issuance upon exercise of stock options that will be granted under the Plan in the future. The issuance of any additional shares by the Company in the future may result in a reduction of the book value or market price of the then outstanding Common Stock. For the life of the Warrants, the non-public warrants, and options granted in the future, the holders thereof may be given the opportunity to profit from a rise in the market price of the Common Stock. Any rise in the market price of the Common Stock may encourage the holders to exercise such warrants or options, which may result in a dilution of the interests of other shareholders. As a result, the Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while such warrants and options are outstanding. See "Description of Securities."

     Shares Eligible for Future Sale; Registration Rights; Possible Adverse Effect on Future Market Prices. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding 3,560,000 shares of Common Stock, of which the 1,200,000 shares of Common Stock and 1,200,000 Warrants sold in this Offering will be freely tradable. Of the remaining shares, the Company anticipates that 2,360,000 shares, or 2,265,522 giving effect to the Underwriters over-allotment option, will be subject to an agreement with the Representative under which such shares may not be offered, sold or otherwise disposed of for a period of twelve months after the date of this Prospectus without the prior written consent of the Representative, but will thereafter be eligible for sale pursuant to Rule 144 of the Securities Act. See "Description of Securities -- Registration Rights" and "Shares Eligible for Future Sale."

     Possible Delisting of Securities; NASDAQ SmallCap Market. Prior to this Offering, there has been no established trading market for the Company's Securities and there is no assurance that a trading market for such Securities will develop after the completion of this Offering. If a trading market does in fact develop for the Securities offered hereby, there can be no assurance that it will be sustained. Trading in such Securities is subject to official notice of issuance that the Common Stock and the Warrants have been approved for trading on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). If the listing is approved, the continued trading of the Common Stock and the Warrants on the NASDAQ SmallCap Market is conditioned upon the Company meeting certain criteria. The National Association of Securities Dealers ("NASD"), which administrators NASDAQ, currently requires that, in order for a company's securities to be listed on the NASDAQ SmallCap Market, the Company must have among other requirements: (a) either $4,000,000 in net tangible assets (total assets, excluding goodwill, minus total liabilities), or $50,000,000 market capitalization or $750,000 net income (in the latest fiscal year or 2 of the last 3 fiscal years); (b) a public float of 1,000,000 shares having a market value of at least $5,000,000; (c) a minimum bid price of not less than $4 per share; (d) 3 market makers; and (e) round lot shareholders (holders of 100 shares or more) of at least 300. Continued Listing of the Company's Securities on the NASDAQ SmallCap Market requires, among, other things: (a) either $2,000,000 in net tangible assets or $35,000,000 market capitalization or $500,000 net income (in the last fiscal year or 2 of the last 3 fiscal years); (b) a public float of 500,000 shares having a market value of at least $4,000,000; (c) a minimum bid price of not less than $1 per share; (d) 2 market makers; and (e) round lot shareholders of at least 300. While NASDAQ requirements to continue a Company's listing are less strenuous, there can be no assurances that the Company will continue to meet such standards. If the Company fails to meet any of these criteria, the Common Stock and/or the Warrants could be delisted from trading on the NASDAQ SmallCap Market, which delisting could materially adversely affect the trading market for the Common Stock and/or the Warrants. In such event, trading in the Securities would be conducted in the over-the-counter market known as the NASD OTC Electronic Bulletin Board, or the "pink sheets", whereupon trading in the Company's securities would be subject to the "Penny Stock" regulations. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. There can be no assurance that the Securities will not be delisted. See "Underwriting."

     Penny Stock Regulation. In the event the Common Stock is delisted from trading on NASDAQ SmallCap Market and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities

Enforcement Remedies and Penny Stock Reform Act of 1990 also require additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Securities and Exchange Commission of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that the Common Stock will not be treated as a penny stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock and 1,200,000 Warrants offered hereby will be approximately $6.1 million ($6.5 million if the Underwriters' over-allotment option is exercised in full) at an Offering price of $6.00 per share and $.125 per Warrant after deducting aggregate underwriting discounts and the estimated expenses of the Offering approximating $1,291,000 ($1,361,000 if the Underwriters' over-allotment is exercised in full). See "Underwriting." The Company expects such funds to be utilized approximately as follows:

                                                                               APPROXIMATE
                                                               APPROXIMATE    PERCENTAGE OF
APPLICATION OF PROCEEDS                                       DOLLAR AMOUNT   NET PROCEEDS
-----------------------                                       -------------   -------------
Repayment of APS/AFCO Debt(1)...............................   $3,000,000         49.5%
Repayment of Debt to Related Parties(2).....................      466,000          7.7
Acquisitions and Expansion(3)...............................    2,000,000         33.0
Working Capital(4)..........................................      593,000          9.8
                                                               ----------         ----
          Total(5)..........................................   $6,059,000          100%
                                                               ==========         ====

---------------


(1) To be paid to APS and AFCO upon the closing of this Offering. The $3,000,000 allocation of proceeds set forth above will only be sufficient to pay approximately half of the amount due to APS and AFCO for loans to the Company. The Company intends to utilize the proceeds from the Finova Credit Facility to refinance the remainder of the APS and AFCO indebtedness, and thereby retire that debt in full. The Company intends to retire the full APS and AFCO indebtedness by closing this Offering and the Finova Credit Agreement simultaneously. The Underwriters will not close this Offering unless the Finova Credit Facility is closed prior to or simultaneously with this Offering. The Company and the Underwriters intend to close this Offering no later than five (5) business days following the date this prospectus is declared effective by the SEC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Senior Credit Facility."

(2) This amount will be used to repay Robert H. Gentry, III, the principal shareholder, an officer and director of the Company, and Lawrence Goldfarb, a director nominee, for loans they have made to the Company. Of the $466,000 allocated above, approximately $320,000 shall be paid to Barnett Bank, N.A. to repay a mortgage on Mr. Gentry's residence used to secure a loan with an original principal amount of $500,000 for the benefit of the Company. The Company also intends to repay $146,000 owed to Lawrence Goldfarb, a director nominee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions".
(3) To be used for the implementation of the Company's growth and expansion strategies, acquisition of new locations for the Company's auto parts stores and expansion, where appropriate, of existing facilities.

(4) To be used for implementation of the Company's growth strategy, refurbishment of several stores, the hiring of a Chief Financial Officer and general corporate purposes. The Company also intends to renegotiate interest rates on outstanding indebtedness due to various holders of mortgages against the Company's properties. Such amounts total approximately $730,000 and bear interest at rates currently ranging from 11.0% to 16.0% per annum. To the extent the Company is unsuccessful in its renegotiations, it will repay such indebtedness. If the Representative exercises the Underwriter's over-allotment option, the Company, the Selling Shareholders and the Representative have agreed that the first 85,522 shares of the Common Stock shall be sold by and on behalf of the Company. The proceeds from this sale and the sale of the related Warrants, approximately $466,000, shall be allocated to Working Capital by the Company.

(5) If the Representative exercises the Underwriter's over-allotment option and sells 85,522 shares and related warrants allocated for sale by the Company thereunder, the net total proceeds to the Company will be approximately $6,525,000.

     The foregoing represents the Company's current estimate of the allocation of the net proceeds of the Offering based upon certain assumptions relating to the costs associated with the Company's business operations. The Company believes that the net proceeds of this Offering will satisfy the Company's capital requirements for at least twelve months.

     Prior to expenditures, the net proceeds of this Offering will be invested principally in high grade short-term interest-bearing investments. Any proceeds received upon exercise of the over-allotment option or any of the Company's Warrants will be used for working capital.

                                    DILUTION

     The net tangible book deficit of the Company at October 31, 1997 was ($401,065) or ($0.17) per share of Common Stock. Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the receipt of net proceeds from the sale of the shares of Common Stock and warrants offered hereby by the Company at an Offering price of $6.00 per share of Common Stock, and $.125 per Warrant and after deducting estimated offering expenses and underwriting discounts, the net tangible book value of the Company at October 31, 1996, would have been approximately $5,990,538 or $1.68 per pro forma share of Common Stock, representing an immediate dilution of $4.32 (or approximately 70.5%) per share to the public investors. This represents an immediate and substantial dilution to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution:

Initial public offering price per share.....................           $6.00
Net tangible book (deficit) per share before Offering.......  ($0.17)
Increase in net tangible book value per share attributable
  to public investors.......................................    1.85
                                                              ------
Pro Forma net tangible book value per share after
  Offering(1)(2)............................................            1.68
                                                                       -----
Dilution per share to public investors(5)...................           $4.32
                                                                       =====

     The following table summarizes, on a pro forma basis, as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of total shares purchased, the total consideration paid, the percentage of total consideration paid and the average price per share paid by the existing stockholders of the Company and the investors in this Offering.

                                                                                            AVERAGE
                               SHARES PURCHASED(1)(2)      TOTAL CONSIDERATION(1)(2)       PRICE(1)
                               ----------------------      --------------------------      ---------
                                NUMBER     PERCENTAGE        AMOUNT        PERCENTAGE      PER SHARE
                               ---------   ----------      -----------     ----------      ---------
Existing Stockholders........  2,360,000      66.3%(4)     $   262,006         3.5%(4)       $0.11(4)
Public Investors(3)(4).......  1,200,000      33.7%(4)       7,200,000(4)     96.5%(4)       $6.00(4)
                               ---------     -----         -----------       -----
          Total..............  3,560,000     100.0%        $ 7,462,006       100.0%
                               =========     =====         ===========       =====

---------------

(1) Gives effect to the 23,600-for-one stock split to be effected immediately prior to consummation of this Offering.
(2) Does not include: (a) up to 180,000 shares and 180,000 Warrants subject to issuance under the overallotment option; (b) 120,000 shares and 120,000 Warrants (and shares issuable thereunder) subject to the Underwriters' Warrants and (c) other outstanding warrants. To the extent that any warrants are exercised, there may be further dilution to the public investors.
(3) In the event that the Underwriters exercise their over-allotment option in full, the net tangible book value after this Offering would be $1.77 per share which would result in an immediate dilution of $4.23 to the public investors.
(4) Allocates no value to the Warrants offered hereby.
(5) Assumes no exercise of Warrants related to the Offering.

                                 CAPITALIZATION

     The following table sets forth the debt and capitalization of the Company at October 31, 1997, and as adjusted to give effect to the sale of 1,200,000 shares of Common Stock and 1,200,000 Warrants by the Company in the Offering at an Offering price of $6.00 per share of Common Stock and $.125 per Warrant, and the application of the net proceeds therefrom. This information should be read in conjunction with the financial statements and the notes thereto, as well as "Summary Financial Information," appearing elsewhere in this Prospectus.

                                                                   OCTOBER 31, 1997
                                                              ---------------------------
                                                              ACTUAL(1)    AS ADJUSTED(2)
                                                              ---------    --------------
                                                                    (IN THOUSANDS)
Long-term debt, including current portion...................   $6,862         $ 3,407
                                                               ------         -------
Shareholders' equity
  Preferred Stock, $.01 par value; authorized: 5,000,000
     shares; issued and outstanding: none...................       --              --
  Common Stock, $.01 par value; authorized: 20,000,000
     shares; issued and outstanding: 2,360,000 actual and
     3,560,000 as adjusted..................................       24              36
Additional paid-in capital..................................      435           6,482
Accumulated deficit.........................................     (527)           (527)
                                                               ------         -------
          Total Shareholders' equity (deficit)..............      (68)          5,991
                                                               ------         -------
  Total capitalization......................................   $6,794         $ 9,398
                                                               ======         =======

---------------

(1) Gives effect to the 23,600-for-one stock split to be effected immediately prior to consummation of this Offering.
(2) Does not include: (a) up to 180,000 shares and 180,000 Warrants subject to issuance under the overallotment option; (b) 120,000 shares and 120,000 Warrants (and shares issuable thereunder) subject to the Underwriters Warrant; or (c) other outstanding warrants.

                                DIVIDEND POLICY

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. See "Description of Securities."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus. This discussion contains forward looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include but are not limited to those discussed in "Risk Factors."

OVERVIEW


     The Company opened its first store in Florida in 1978 and by 1996 expanded to 15 stores, one speed shop, one machine shop, and one warehouse. In 1996, the Company opened a manufacturing unit at its headquarters to manufacture axles. Historically, the Company purchased its merchandise directly from various manufacturers and distributors, including APS. However, in October, 1993, the Company entered into a product purchasing agreement with APS, a national distributor of auto parts, from which the Company purchases approximately 75% of its inventory stock items. The agreement was subsequently amended in October 1995. The Company determined that some of its stores service overlapping geographic areas, thus management decided to close stores 2, 14, 17, and 18. Stores 2 and 18 were closed during the ten months ended October 31, 1997. The Company intends to close stores 17 and 14 during the first and second quarter of 1998, respectively. Approximately 80% of the Company's sales are to Professional Installers that utilize the Company's telephone ordering and delivery systems. Therefore, the Company does not anticipate a significant decline in net sales attributable to these stores due to its ability to continue to deliver its products to these customers from its remaining store locations. For the year ended December 31, 1996 and the ten months ended October 31, 1997 the net aggregate sales for the aforementioned stores were approximately $2,005,000 and $1,531,000, respectively. The direct operating expenses for the aforementioned stores for the same periods were $458,000 and $424,000, respectively. These direct operating expenses include store personnel compensation and related benefits, building rent and utility costs, insurance, vehicle costs, advertising, and various sales costs. Management believes that the direct operating expenses attributable to store personnel compensation and benefits, building rent and utilities, insurance costs and certain advertising and selling costs for the aforementioned stores can be reduced by approximately 75 to 80%. The Company also plans to expand into other markets in Florida and the Southeast generally through the acquisition of existing stores and/or the opening of new stores.


RESULTS OF OPERATIONS

     The following table sets forth certain selected historical operating results for the Company as a percentage of net sales.

                                                             YEAR ENDED       TEN MONTHS ENDED
                                                            DECEMBER 31,        OCTOBER 31,
                                                          ----------------    ----------------
                                                           1995      1996      1996      1997
                                                          ------    ------    ------    ------
Net sales...............................................   100.0%    100.0%    100.0%    100.0%
Cost of goods sold......................................    65.8      66.8      66.8      62.2
                                                          ------    ------    ------    ------
  Gross profit..........................................    34.2      33.2      33.2      37.8
Selling, general and administrative expenses............    34.1      36.9      36.7      38.6
                                                          ------    ------    ------    ------
  Earnings (loss) from operations.......................      .1      (3.7)     (3.5)      (.8)
Rental income...........................................     1.4       1.6       1.6       1.6
Interest expense........................................    (4.2)     (6.5)     (6.4)     (6.9)
Gain on sale of property................................      --        --        --       2.0
                                                          ------    ------    ------    ------
Offering costs..........................................      --        --        --       (.8)
Net earnings (loss).....................................    (2.7)%    (8.6)%    (8.3)%    (4.9)%
                                                          ======    ======    ======    ======

Ten Months Ended October 31, 1996 Compared to Ten Months Ended October 31, 1997

     Net Sales. Product sales decreased by approximately $1,084,000, or approximately 10.6%, from $10,291,236 in the ten months ended October 31, 1996 to $9,206,871 in the ten months ended October 31, 1997. This decrease was primarily attributable to the reorganization of the Company's product portfolio and revisions made to the Company's purchase criteria policy. During the refurbishment of the Company's product portfolio, certain low margin product lines (mainly consisting of accessories) were removed from the product mix, and as a result of the deletion of these lines the sales for this period declined, while the Company's gross profit increased from 33.2% to 37.8%. Also, contributing to the reduction in sales was the loss of most of the business of a large regional account, management's decision to raise the quantity of the Company's minimal product order amount and the requirements to qualify for an open account credit, which are within the Company's purchase criteria policy.

     Cost of Goods Sold. Cost of goods sold decreased from $6,871,217 or 66.8% of net sales during the ten months ended October 31, 1996 to $5,727,418 or 62.2% of net sales during the ten months ended October 31, 1997. This decrease in dollar amounts was primarily attributable to the decrease in net sales and the Company's ability in 1997 to purchase certain product lines on more favorable terms compared to the same period in 1996. In addition, in order to expand the Company's relationship with an existing regional account, the Company replaced certain obsolete inventory held by that regional account which resulted in a one-time expense write-off for obsolete inventory totaling $118,021 during the ten months ended October 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses decreased from $3,773,117 or 36.7% of net sales during the ten months ended October 31, 1996 to $3,549,708 or 38.6% of net sales during the ten months ended October 31, 1997. The decreased dollar amount of SG&A expenses resulted primarily from (1) a reduction of overtime costs resulting from improved utilization of store employees, (2) the one time expense incurred during the ten months ended October 31, 1996 for the settlement of a lawsuit totaling approximately $50,000 and (3) reduced healthcare and other insurance costs as the result of management's negotiation of new insurance policies.

     Interest Expense. Interest expense decreased from $655,851 or 6.4% of net sales during the ten months ended October 31, 1996 to $638,532 or 6.9% of net sales during the ten months ended October 31, 1997. This dollar decrease was primarily attributable to a reduction in the overall weighted average interest rate which was partially offset by an increase in the average outstanding indebtedness as a result of the Company's need to increase its borrowings to fund operations.

     Gain on Sale of Property. During the ten months ended October 31, 1997 the Company sold property not being used in its core business which resulted in a gain of $185,707. There were no such sales during the ten months ended October 31, 1996.

     Rental Income. The Company receives rental income from various commercial and residential properties it owns that are not related to its core business. Rental income decreased minimally from $159,837 during the ten months ended October 31, 1996 to $143,355 during the ten months ended October 31, 1997.

     Offering Costs. The Company expensed $68,714 of its offering costs during the ten months ended October 31, 1997 as a result of a delay in the Company's Offering.

     Income Taxes. The are no income taxes recorded in the ten months ended October 31, 1996 and 1997 because the Company was an S Corporation.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

     Net Sales. Product sales increased by approximately $400,000, or approximately 3.5%, from $11,691,338 in 1995 to $12,094,341 in 1996. This increase was primarily due to (1) the substantial expansion of an arrangement with one of the Company's regional accounts during 1996 which resulted in increased sales and (2) the continued improvement in the Company's customer service. Total net sales to such regional account was less than 10% of the Company's total net sales in 1995 and 1996. See "Business -- Operating Strategy."

     Cost of Goods Sold. Cost of goods sold increased from $7,689,551 or 65.8% of net sales in 1995 to $8,075,176 million or 66.8% of net sales in 1996. The increased dollar amount was primarily attributable to the Company's inability to take advantage of vendor discount programs due to the Company's cash constraints while offering sales discounts to the Company's regional accounts. Further, marginal working capital during 1996 periodically prohibited the Company from maintaining adequate inventory on certain items. Therefore, the Company satisfied customer demand for such items by buying from competitors at prices that generated minimal gross margins. In addition, in connection with its expanded relationship with a regional account in 1996, the Company replaced certain obsolete inventory held by that account with the Company's products at no cost to the customers, which resulted in a one-time expense write-off for obsolete inventory totaling $118,021 during 1996. The Company also opened a manufacturing unit in 1996 which was not profitable. Management ceased operations of this unit in June 1997.

     Selling, General and Administrative Expenses. SG&A expenses increased from $3,986,570 or 34.1% of net sales in 1995 to $4,463,849 or 36.9% of net sales in
1996. The increased dollar amount of SG&A expenses resulted primarily from (1) hiring additional sales personnel in anticipation of the Company's planned growth strategies ($330,000), (2) expenses incurred in establishing and operating the manufacturing unit opened in 1996 ($38,000), (3) the expenses associated with the settlement of a lawsuit ($50,000) and (4) the increased operating expenses resulting from the Company's inadequate cash position.

     Interest Expense. Interest expense increased from $495,174 in 1995 or 4.2% of net sales to $785,088 in 1996 or 6.5% of net sales. This increase was primarily attributable to an increase in weighted average outstanding indebtedness from 1995 to 1996. In October 1995, the Company consolidated various obligations into two loans from APS and AFCO totaling $4.95 million. Many of the obligations that were consolidated were non-interest bearing. However, the APS and AFCO loans bear interest at interest rates ranging from 10% to prime plus 2% (10.25% at December 31, 1996), which substantially increased the Company's interest expense. In addition, in October 1995, APS began to charge the Company interest of 10% per annum on its open account balance.

     Rental Income. The Company receives rental income from various commercial and residential properties it owns that are not related to its core business. Rental income increased from $165,245 in 1995 to $191,804 in 1996.

     Income Taxes. There are no income taxes recorded in 1995 and 1996 because the Company was an S Corporation.

     SFAS No. 128, Earnings Per Share and SFAS No. 129, Disclosure of Information about Capital Structure, will be effective for the Company's financial statements issued after December 15, 1997. Early adoption of the new standards is not permitted. SFAS 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. SFAS No. 129 requires disclosing information about an entity's capital structure. The adoption of these new standards is not expected to have a material impact on the disclosure of earnings per share in the financial statements.

     SFAS No. 130, Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The new rule requires that the Company
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The Company plans to adopt SFAS No. 130 in 1998 and expects no material impact to the Company's financial statement presentation.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, and amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. This Statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports.

The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. The Company plans to adopt SFAS No. 131 in 1998 with impact only to the Company's disclosure information and not its results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The following table presents a summary of the Company's cash flow:

                                     YEAR ENDED DECEMBER 31,   TEN MONTHS ENDED OCTOBER 31,
                                     -----------------------   -----------------------------
                                        1995         1996          1996             1997
                                     -----------   ---------   ------------     ------------
Net cash provided by (used in)
  operating activities.............  $(3,763,058)  $ 320,812      $ 275,036        $(406,520)
Net cash provided by (used in)
  investing activities.............     (198,264)   (248,186)      (200,594)         182,852
Net cash provided by (used in)
  financing activities.............    3,846,424     (86,536)       (88,304)         216,580
                                     -----------   ---------      ---------        ---------
Net increase (decrease) in cash and
  cash equivalents.................  $  (114,898)  $ (13,910)     $ (13,862)       $  (7,088)
                                     ===========   =========      =========        =========

     During 1996, the Company's operations provided $320,812 compared to using approximately $3.8 million of cash during 1995. The increase in cash provided by operations in 1996 was due primarily to an increase in the timing of payments on the Company's trade accounts payable and certain other working capital liabilities due to cash constraints. In addition, in 1995 the Company substantially reduced the amount of non-interest bearing working capital liabilities and consolidated certain other indebtedness through the use of proceeds obtained from interest bearing debt obtained from APS and AFCO. The increase in cash provided from operations was also due to a slower increase in the build up of inventory in 1996. In 1995 the Company began to expand its product line to carry more accessory items and tools based on recommendations made by its primary supplier. As a result, per store inventory increased substantially in 1995. The expansion of inventory continued in 1996, however, at a slower pace as the Company achieved its desired product mix. The Company averaged 1.5 inventory turns in 1996 which is lower than the industry average of
2.5 turns as a result of this expansion. Toward the end of 1996 the Company began to reevaluate this new product mix and during the first quarter of 1997 has refined its product mix to focus its efforts on the distribution of Hard Parts. Management currently reviews inventory movement reports weekly to identify any slow moving and excess inventory. In addition, the Company performs cycle counts on at least a monthly basis. Once identified as slow moving or obsolete, such inventory items are adjusted to the lower of cost or market. The effects of the above resulting increases were partially offset by the increase in the net loss in 1996 compared to 1995. The Company's allowance for doubtful accounts represents 23.4% of the total trade accounts receivable at October 31, 1997.

     The accounts receivable by days outstanding are as follows:

                                        YEAR ENDED DECEMBER 31,    TEN MONTHS ENDED OCTOBER 31,
                                        -----------------------    ----------------------------
                                              1996                             1997
                                           ---------                        ---------
Current.............................           $501,850                      $462,156
30 days.............................            133,662                        72,902
31-60 days..........................             28,343                        30,872
61-90 days..........................             14,678                        13,809
over 90 days........................            217,898                       333,136
                                               --------                   -----------
                                               $896,431                      $912,875
                                               ========                   ===========

     The increase in over 90 days for the ten months ended October 31, 1997 compared to the year ended December 31, 1996 is attributable to approximately twelve accounts which became delinquent during 1997.

The Company's policy is to not write off older receivables while it pursues collection. These accounts have been placed on a payment plan which management believes will bring the accounts current within the next twelve months.

     The increase in cash used in operations for the ten months ended October 31, 1997 compared to the same period in 1996 was primarily attributable to the payments to APS for inventory purchased in prior periods and the payment for weekly purchases of inventory from APS in accordance with the Loan Modification Agreement. Also contributing to the increase in cash used in operations were the costs incurred in connection with the Company's planned public offering. These increases were partially offset by a reduction in the Company's inventory levels resulting from management's efforts to reduce overall store inventories and improve its product mix.

     The Company used cash for investing activities in the amount of $198,264, $248,186 and $200,594 in 1995 and 1996 and the ten months ended October 31, 1996, respectively, for the purchase of property and equipment. The Company provided cash from investing activities in the amount of $182,852 during the ten months ended October 31, 1997 primarily from proceeds from the sale of land and building not used in its core business. This increase was partially offset by purchases of real property and equipment of $45,298.

     Net cash used in financing activities in the year ended December 31, 1996 was $86,536 compared to net cash provided from financing activities in 1995 of $3,846,424. Cash provided by financing activities in the year ended December 31, 1995 was primarily from the proceeds of loans from APS and AFCO. The proceeds from such indebtedness was used primarily to reduce the amount of non-interest bearing working capital liabilities and to consolidate certain other indebtedness. Cash was used in the year ended December 31, 1996 primarily for the repayment of debt. The increase in cash provided from financing activities during the ten months ended October 31, 1997 was primarily attributable to the proceeds from a $430,000 loan from the principal owner of the Company and was partially offset by the scheduled repayment of debt.

     As a result of the foregoing, the Company's independent certified public accountants issued its report, which included an explanatory paragraph for a going concern uncertainty, on the Company's financial statements as of December 31, 1996. The ability of the Company to continue as a going concern is dependent on the consummation of this Offering and repayment of the APS and AFCO obligations in the approximate amount of $5.8 million including accrued interest of approximately $639,000 and the improvement of its future operations. Management believes the repayment of those obligations will save the Company approximately $232,000 in annual interest.

     The Company had working capital deficiencies of $1,847,194 and $2,492,698 at December 31, 1996 and October 31, 1997, respectively. Since 1995, the Company's cash flows have not been sufficient to finance operations due to its substantial debt service, inability to take advantage of vendor discounts, and increased selling, general and administrative expenses. As a result, during 1996 and the first ten months of 1997, the Company has been dependent on loans from third parties in order to maintain its operations. In the second quarter of 1997, the Company borrowed $430,000 from Robert H. Gentry, III, a shareholder and principal of the Company, who borrowed those funds from a bank. During 1996 and 1997 the Company borrowed $135,000 from Lawrence Goldfarb, a director candidate whose company, S&G Automotive Warehouse, Inc., is one of the Company's vendors. The $319,588 loan outstanding to Mr. Gentry at October 31, 1997, plus his expenses incurred in connection with that loan, and the obligation owed to Mr. Goldfarb ($135,000, plus accrued interest) will be paid from the proceeds of this Offering.

     In October 1995, APS and its financing affiliate, AFCO, loaned the Company $2,450,000 (the "APS Note") and $2,500,000 (the "AFCO Note"), respectively, for reduction of certain mortgage obligations and other debt. The APS Note had a one year term and accrued interest of 10% per annum and matured in October 1996. The AFCO Note has a term of 15 years, with a principal and interest payment payable monthly at prime, plus 2% (10.25% at December 31, 1996). APS and AFCO obtained a security interest in all of the Company's personal and real property in connection with those loans. The outstanding principal balance and accrued and unpaid aggregated default and non-default interest at January 31, 1997 was approximately $2,666,679 and $132,455, respectively, on the APS loan, and $2,465,467 and $204,529, respectively, on the AFCO loan.

     On February 20, 1997, the Company entered into a Loan Modification Agreement with APS and AFCO. Under the terms of this agreement, the APS Note and AFCO Note will continue to accrue interest at their specific contractual interest rates, however, no payments of principal and interest will be required until the maturity date. The maturity date is the earlier of the date the Company receives proceeds from its planned initial public offering of shares of its Common Stock, or July 31, 1997. Effective July 31, 1997 the Loan Modification Agreement was amended to extend the maturity date to December 31, 1997 (the "Second Amendment"). On December 22, 1997, the Company entered into a Third Amendment to Loan Agreement (the "Third Amendment") to extend the maturity date to February 28, 1998. The Third Amendment reaffirms and incorporates the terms and conditions of the preceding amendments and the initial loan agreement (the Second Amendment and Third Amendment may sometimes be referred to hereafter as the "Amendments"). In addition, from July 31, 1997 to the maturity date, the Company is required to pay APS before the close of business on Monday of each week an amount equal to the preceding week's purchases. During the period from February 27, 1997 through July 31, 1997, the Company purchased from APS approximately $80,000 of product per week. The outstanding principal balance and accrued and unpaid aggregated default and non-default interest at October 31, 1997 was approximately $2,666,679 and $715,462, respectively, on the APS loan and $2,465,467 and $441,747, respectively, on the AFCO loan.

     The Company's compliance with the financial covenants under the terms of the original loan agreements with APS and AFCO were waived under the terms of the Amendments. The Amendments contain certain financial and other covenants that, among other things, require the Company to (1) make timely payments to APS for its merchandise purchases, and (2) complete its planned initial public offering by February 28, 1998. Failure to comply with the covenants included in the Amendments would cause the Company to be in default under the terms of such agreement. Should such default occur APS and AFCO could foreclose on the Company's assets collateralizing the APS Note and AFCO Note. As long as the Company complies with the terms of the Amendments and repays by the maturity date, the outstanding principal and accrued and unpaid interest amounts due under the APS Note and AFCO Note, along with certain amounts due APS for merchandise purchases, the default interest charge due to APS and AFCO of approximately $460,000 and $58,000, respectively, at October 31, 1997 will be waived. As of December 22, 1997, the Company was in compliance with the terms of the Amendments.

     In January 1997, the Company was 60 days in arrears of its open account with APS and at that time owed $1,363,036. The Company has since been making substantial payments on that account and at October 25, 1997, the account balance was at approximately $1,062,000 (which amount contemplates a $71,000 credit from APS for returns). The account is considered current when the balance is approximately $400,000. Once the account is current, as defined, the Company will be able to take advantage of APS's 2% discount for early payment of invoices, which it has not been able to do since February, 1996.

     By making more efficient use of its alliance with APS, repaying the AFCO and APS Notes, renegotiating certain high interest rate mortgage loans (approximately $730,000), taking advantage of the discount offered by APS to customers with current accounts, and by instituting cost containment programs, management believes that the proceeds to the Company from this Offering and cash expected to be provided by operating activities will be sufficient to fund the capital needs of the Company for at least the next 12 months. However, there can be no assurance that the Company can return to profitability and generate sufficient cash flows in the future to meet its obligations when due. The Company's future performance is subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control.

     As part of its growth strategy, the Company plans to expand into other urban areas in Florida and the Southeast. To facilitate acquisitions, the Company intends to utilize up to $2,000,000 of the proceeds of this Offering and any remaining funds that may be available under the Finova Credit Facility (to the extent not used for Working Capital), and, if and to the extent necessary to appropriately implement the Company's growth strategies, to seek additional lines of credit after the close of this Offering. The Company currently does not have any preliminary agreements or understandings with any lenders for any additional lines of credit. To the extent that the Company incurs indebtedness to fund growth, the Company will be subject to the risks associated with incurring additional indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that the Company will be successful in obtaining a line of credit or, if obtained, that it will be available to the Company on commercially reasonable terms, or that it will be sufficient for the Company's growth. If the proceeds of this Offering and the funds available pursuant to the Finova Credit Facility are not sufficient to fully implement the Company's growth strategy, and if additional financing is not available, the Company may have to curtail its long-range growth strategy.

INFLATION AND SEASONALITY

     The Company does not believe its operations are materially affected by inflation. The Company has been successful, in many cases, in reducing the effects of merchandise cost increases principally by taking advantage of vendor incentive programs, economies of scale resulting from increased volume of purchases and selective forward buying.

     Although store sales have historically been somewhat higher in the second and third quarters (March through August), the Company does not consider its business to be materially affected by seasonality.

                               INDUSTRY OVERVIEW

     According to industry estimates, the size of the domestic automotive aftermarket for replacement parts, maintenance items and accessories is believed to be in excess of $70 billion of which approximately $3.4 billion is generated in the State of Florida. The Company believes that the market is growing because of, among other things: (i) an increase in the size and age of the country's automotive fleet, (ii) an increase in the number of miles driven annually per vehicle, (iii) the increased number and higher cost of new cars and (iv) the higher cost of replacement parts as a result of technological changes in more recent models of vehicles.

     The automotive aftermarket distribution channels are highly fragmented. The Company believes, however, that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of smaller independent operators and less specialized mass merchandisers. General repair garages are being replaced by specialists and some stations are concentrating on non-repair services. The Company believes that the DIY market is changing due to the lack of tools and skills necessary to repair the newer, complex vehicle systems. Today's consumers are depending more on the professional service technicians. Automotive specialty chains with multiple locations in given market areas are believed to enjoy competitive advantages in purchasing, distribution, advertising and marketing compared to most small independent operators. In addition, the increase in the number of automotive replacement parts caused by the significant increase in recent years in the variety of domestic and imported vehicle makes and models has made it difficult for smaller independent operators and less specialized mass merchandise chains to maintain inventory selection broad enough to meet customer demands. The Company believes that this has created a competitive advantage for those automotive chains, such as the Company, that have the resources and distribution capability to deliver an inventory selection broad enough to meet customer needs.

     The automotive aftermarket essentially operates three different types of auto part outlets, the retail store, the traditional store, and the wholesale store. These stores basically service two distinct types of customers, the Professional Installer and the DIY customer. Each of the three different types of outlets carries a different type of inventory selection -- a mixture of Hard Parts and accessories (waxes, chemicals, car covers, etc.) Following are brief descriptions of each type of outlet, its customer base, type of inventory, and general marketing concept:

     Retail Store. The retail store customer base is the DIY customer. The store emphasizes accessories but carries Hard Parts. Both consist of mainly fast moving items with limited stocking of less popular items. The retail store relies on heavy advertising, sales clerks and extended store hours.

     Traditional Store. The traditional store customer base is a mix of the Professional Installer and DIY customers with a larger percentage of sales to Professional Installers. The store emphasizes Hard Parts but carries accessories. The larger mix of Professional Installers requires slow selling items to be stocked as well as the fast moving items. The store uses outside salesmen to call on the Professional Installers, has knowledgea-ble employees and offers free delivery service. It generally spends less on advertising than the retail store and keeps fewer store hours.

     Wholesale Store. The wholesale customer base is limited to the Professional Installer. Inventory consists of Hard Parts only. The store uses outside salesmen to call on the Professional Installer, has knowledgeable employees and offers free delivery service. Store hours are limited and advertising is generally at a minimum.

                                    BUSINESS

     The Company is a specialty supplier and retailer of automotive replacement parts, tools, supplies, equipment and accessories to both Professionals Installers and DIY customers. The Company operates 14 auto parts stores, one speed shop that retails high-performance items primarily to the car enthusiast, one machine shop engaged in the building and reconditioning of certain engine parts, and one warehouse facility that holds inventories of specific high-volume items which are purchased in bulk directly from manufacturers, all of which are located in, or within a one hour drive of Orlando, Florida. The Company also maintains approximately 100 vehicles that can make most deliveries to its wholesale customers within 30 minutes. Stores carry an extensive product line of Hard Parts including brakes, belts, hoses, filters, cooling system parts, tune-up parts, shock absorbers, gaskets, batteries, bearings, engine parts, remanufactured alternators and starters, and chassis parts. In addition, the Company carries (i) maintenance items, such as oil, antifreeze, fluids, engine additives and appearance products; (ii) accessories, such as floor mats and seat covers; (iii) automotive tools and (iv) professional service equipment. For the fiscal year ended December 31, 1996, approximately 95% of the Company's product sales was derived from Hard Parts and 5% from other merchandise. Approximately 75% of the Company's sales was derived from Professional Installers and the remaining 25% from DIY customers during fiscal 1996.

STORE OPERATIONS

     The Company's stores are traditional stores that generally range in size from 3,000 to 8,000 square feet. The Company believes that its stores are "destination stores" generating their own traffic rather than relying on the traffic created by the presence of other stores in the immediate vicinity. Consequently, all stores are freestanding buildings situated on or near major traffic thoroughfares, which offer ample parking and easy customer access. Each store carries a mixture of Hard Parts and accessories. The stores carry 16,000-18,000 different SKU's of which 15,000-17,500 represent Hard Parts. The store sales are generated by a full-time technically trained sales force, a call-in delivery service for wholesale customers, an extensive selection of SKU's stocked in each store, express delivery for Professional Installers (with approximate 30-minute delivery time) on in stock items, and a separate center for Professional Installers in each store to facilitate quick service.

     Company stores service two distinct types of customers -- the Professional Installer (wholesale) customer and the DIY (retail) customer. The Company's stores average 75% in Professional Installer sales and 25% in DIY sales. The Company also provides a delivery service to its wholesale customers with approximately 100 vehicles. Each of the Company's 14 stores also receive inventory deliveries nightly from APS and four to six deliveries daily from the Company's own warehouse. The deliveries replenish each store with the inventory sold the previous day and also provides a store with the ability to special order SKU's not normally stocked by the Company's stores. This enables the Company to provide fast response service to both the wholesale and DIY customers.

     The Company's stores offer the Professional Installer and the DIY customer a wide selection of nationally recognized brand names and "Big A" (APS private label) products for domestic and imported automobiles, vans and trucks. In 1996, new and remanufactured automotive Hard Parts, such as engines and transmission parts, alternators, starters, water pumps, and brake shoes and pads, accounted for approximately 95% of the Company's total sales. Each store also carries an extensive selection of maintenance items, such as oil, antifreeze, fluids, engine additives, appearance products, and accessories, such as floor mats and seat covers, automotive tools and professional service equipment.

OPERATING STRATEGY

     Accumulation of Marketshare. Because the Company pursues both the Professional Installer and the DIY portions of the automotive aftermarket through its store network, the Company believes that it is able to reach most consumers of automotive products within its market areas. The demand generated by this customer base permits the Company to offer a broad selection of SKUs and restock and fill special orders from its principal supplier, APS, and from the Company's own warehouse facilities, on an overnight or in some cases, a same-day basis. The Company maintains a warehouse for products it purchases directly from the manufacturers; however, because of its distribution arrangement with APS, the Company does not need to maintain a warehouse for those products supplied by APS. This allows the Company to utilize its working capital and management resources for store operations, but still provide its customers with up to 160,000 SKUs. See "-- Alternative Vendors," "Purchasing" and "Inventory Management."


     Quality Workforce. The Company believes that its service to both the Professional Installer and DIY portions of the automotive market results in additional benefits not generally enjoyed by competitors serving only one portion of the market. Because the Company deals with the more technically-oriented Professional Installer, the Company's sales personnel are required to be more technically proficient, particularly with regard to Hard Parts. The Company has found that such technical proficiency is also valued by its DIY consumers, thereby enhancing the Company's ability to fulfill its customer service strategy. The Company's philosophy is to be a wholesale customer's one call and a DIY customer's one stop for all their automotive needs.

     Equity Financing. To enhance its potential for better financial performance, the Company must reduce its debt obligations and improve operations. Approximately $3.0 million of this Offering's net proceeds will be used to reduce debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Further, the Company intends to retain a Chief Financial Officer and is focusing on implementing improved receivables, inventory and cash management systems.

     The Company also plans to use some of its working capital to refurbish some of its stores for improved merchandise presentation, and to consolidate four of its stores that have overlapping markets into two stores. Although the Company expects to retain market share and reduce overhead costs as a result of the consolidation, there can be no assurance that market fluctuations, increased competition, or other factors will not adversely impact these or other stores.


     Inventory Management and Distribution System. The Company has formed an alliance with APS, a national distributor of automotive replacement parts, which allows the Company's stores to have next day access to over 160,000 SKUs. Simultaneously with the APS alliance, the Company also maintains its own square foot warehouse from which it provides same-day delivery, of inventory purchased directly from manufacturers, to its stores. In the past, the Company maintained a mix of high volume and lower volume items. The costs associated with carrying the slower moving inventory affected the Company's profitability in 1995 and 1996. The Company plans to improve its operating strategy by warehousing primarily high volume items and to take better advantage of APS's ability to carry slower moving inventory. See "-- Alternative Vendors."


     Customized Computer Information Software. The Company has developed a customized computer software program that provides inventory management and accounts payable information to management on a timely basis. The computer system and software is networked between the Company's corporate office and each of the stores. By inputting data at each store, the software collates, organizes and produces reports on inventory status, location and quantity, and accounts payable aging and status. The Company believes that its computer software is one of the more advanced software packages utilized in the industry. By delivering faster and more accurate information to management, the Company believes that it can improve in-stock positions and lower inventory carrying cost, all of which management believes will help to increase profitability. The software is continually upgraded to improve the quality of and speed with which the information can be made available to management. The system is also capable of accommodating the addition of new stores as the Company implements its growth plan.

     Customer Service. The Company believes it is not only in the business of selling auto parts, but just as important, is in the service business. Heavy emphasis is placed on having professional personnel provide responsive customer service. Employees receive extensive on-the-job training.

     The Company's number one priority is customer satisfaction. The Company seeks to attract new Professional Installer and DIY customers and to retain existing customers by conducting a variety of advertising and promotional programs and by offering: (i) superior in-store service through highly motivated, technically-proficient sales people; (ii) an extensive selection of SKUs stocked in each store; (iii) next day delivery of over 160,000 SKUs, and same day delivery for inventory maintained at the Company's warehouse; (iv) attractive stores in convenient locations; (v) competitive pricing and (vi) a national warranty program.

     Each of the Company's sales personnel is required to be technically proficient in the workings and application of Automotive Products. This degree of technical proficiency is essential because of the significant portion of the Company's business represented by the Professional Installer. The Company has found that the typical DIY customer often seeks assistance from sales people, particularly in connection with the purchase of Hard Parts. The Company believes that the ability of its sales personnel to provide such assistance is valued by the DIY customers, and therefore is likely to result in repeat DIY business.


     Alternative Vendors. APS, along with its parent and affiliated companies, filed for protection under Chapter 11 on or about February 2, 1998. The management of the Company believes, based on discussions with APS, that the Chapter 11 proceedings involving APS will not have a material adverse affect on their business relationship or the Company's business. However, the management of the Company has identified and begun discussions with alternative vendors who can supply similar parts to the Company, under similar programs and on competitive terms and price points. Several alternative vendors have expressed a strong interest in obtaining the Company's business if APS is unable to continue to serve as the Company's principal vendor. Based on the foregoing, the management of the Company does not believe that the outcome of the APS's Chapter 11 proceedings will have a material adverse effect on the Company or its business. See "Risk Factors -- Reliance on One Supplier; Bankruptcy of Principal Vendor."


GROWTH STRATEGY

     Horizontal Integration. In addition to improving the efficiency of its internal operations, the Company's growth strategy is to expand its operations in other urban areas of Florida and the Southeast by purchasing automotive parts stores as they become available on terms acceptable to the Company, as well as opening new stores. The Company's growth to date has been accomplished primarily by opening new stores instead of acquiring existing businesses. However, the Company believes that because of the recent trend in consolidation occurring in the auto parts industry, its future growth will occur as a result of acquisitions of both single and multiple store operations. Depending on the competitive characteristics of the industry, the Company plans to pursue all future acquisition opportunities in addition to, or in place of, new store openings. Key factors considered by the Company in the opening of new stores or the acquisition of existing automotive parts stores include population density and growth-patterns, age and per capita income, vehicle traffic counts, the number and type of existing automotive repair facilities, other auto parts stores and other competitors within a predetermined radius, and the operational strength of such competitors. Although the cost to acquire the business of an independently owned parts store varies, depending primarily on the amount of inventory and the size of real estate, if any, being acquired, the Company estimates that the average cost to acquire such a business and convert it to a Company store ranges from approximately $230,000 to $355,000, excluding real estate. Of this amount, approximately $175,000 to $300,000 is allocable to inventory and the remainder to fixed assets. The Company estimates that an additional $55,000 would be needed to fund the stores' operations for the initial four month period of operations. In the event acquisitions in a targeted area are not possible, or impractical, the Company may attempt to lease a store site and refurbish it as a Company store. The costs associated with opening a new leased location are slightly greater than acquiring a business and converting it to a Company store. The Company plans to focus on expanding into areas having population pockets of 75,000 to 100,000 in an overall statistical market area of approximately 1,000,000 population. Although the Company has identified possible acquisition candidates, the Company has not entered into any definitive agreements with them. None of such candidates are affiliated with the Company, its management or shareholders, either directly or indirectly. However, if the Company were to enter into any such transactions in the future involving either directly or indirectly affiliates of the Company, the transactions would be negotiated arm's length transactions. The Company anticipates that it will consummate acquisitions through the use of cash and/or stock. To facilitate its growth, the Company anticipates that it will be able to negotiate a line of credit once the APS and AFCO obligations are repaid. There is no assurance that the Company will be able to successfully identify acquisition candidates or to successfully finance or complete such transactions. See "Risk Factors -- Growth through Acquisitions."

     Increasing Existing Store Sales. Same store growth through increased sales and profitability is also an important part of the Company's growth strategy. To achieve improved sales and profitability at Company stores, the Company continually strives to improve upon the service provided to its customers. The Company believes that while pricing is essential in the highly competitive environment of the automotive aftermarket business, ultimately it is customer satisfaction (whether of the Professional Installer or the DIY customer), resulting from superior customer service, that generates increased sales and profitability.

     Quality Assurance Reviews. In order to help assure continuous store improvement and overall high level of customer service, the Company conducts "Quality Assurance Reviews" of each of its stores semi-annually. Each review encompasses a comprehensive agenda of store characteristics and performance criteria. The review teams are comprised of store managers from high performing locations, as well as senior management from the Company's corporate office. A written evaluation is prepared for each store reviewed. The review team meets with the location manager to discuss the evaluation and to provide direction in seeking improvements in store performance. Management believes these reviews help to improve overall store performance.

PURCHASING

     In October, 1995, the Company entered into a product purchase agreement with APS, a national distributor of a broad array of "Big A" brand and manufacturers branded automotive replacement parts, as well as tools, equipment, supplies and accessories. Under the terms of this agreement, the Company agreed to purchase, for a period of five years, merchandise from APS over any given four month consecutive billing period at a minimum average of 75% of the Company's cost of goods, less certain exceptions. Purchases under this agreement aggregated approximately $4.5 million during both years ended December 31, 1995 and 1996. Due to the fact that the Company has not been current on certain debt obligations owed APS, it has not been able to take advantage of discounted payment terms offered by APS. See "Risk Factors -- Recent Losses; Going Concern." However, the Company expects to bring its open account with APS current before the close of this Offering and as a result will be able to take advantage of APS's discount payment terms.

     APS operates approximately 28 warehouses throughout the United States with the nearest warehouse to the Company's stores being located in Ocala, Florida. APS has been able to provide the Company with next day delivery of needed parts.

     The Company participates in several APS "Big A" programs, among which are the following:

        - A national warranty program ("NWP"). The Company is able to offer its customers a NWP, good at approximately 2,100 Big A parts sources across the country. This program is fully funded by APS.

        - A national advertising program. The Company believes that national advertising is helpful in markets such as Orlando's four county market area. The national advertising program, plus the NWP, gives the Company stores added recognition and a competitive edge.

        - A national account program. This program makes the Company a pre-approved vendor to most national service centers such as Firestone, Sears, Montgomery Ward, etc.

     In addition to the above programs, APS provides the Company with: (i) brand name products; (ii) pricing economies through increased purchasing power and
(iii) various services, including assistance in marketing, cataloging and inventory control.

     APS is a publicly held corporation whose shares of common stock are traded on the NASDAQ National Market System. According to reports filed by APS with the Securities and Exchange Commission, APS, formed in 1989, believes that it is the second largest warehouse distributor of automotive replacement parts in the United States. It supplies parts to more than 1,800 "Big A" parts stores owned by independent jobbers and over 300 APS-owned auto parts stores. For the year ended January 27, 1997, APS had net sales of approximately $858 million and a net loss of approximately $10.8 million because of a first year write off in connection with a major acquisition. Its total stockholders' equity at January 27, 1997 was approximately $114.6 million.

     A disruption of the Company's vendor relationship with APS, or a material change in any of the terms of purchase, advertising, incentive or other programs offered by APS, would likely have a material adverse effect on the Company's business. However, the Company believes that if its relationship with APS were to end, it would be able to replace APS with another distributor of similar parts which offers similar programs.

     In addition to purchasing products from APS, the Company purchases in bulk certain items directly from manufacturers, which it stores in its 32,000 square foot warehouse. Purchasing such items direct in bulk enables the Company to price such parts competitively and increase its gross margin.

INVENTORY MANAGEMENT


     Through its alliance with APS, a national distributor of a broad range of "Big A" brand manufacturers branded replacement parts, the Company is provided next day access to over 160,000 different SKU's. The alliance with APS provides the Company with flexibility and competitiveness in the aftermarket segments of the industry. The Company constantly seeks to improve its merchandising concepts by expanding product selection and emphasizing the sale of the high-margin Hard Parts. As a result of its alliance with APS, the Company does not inherit all of the extraordinary costs associated with carrying such a large inventory, such as
(i) development and maintenance of large warehouse facilities (larger than the Company's current warehouse which houses certain items; (ii) planning, procurement, and management of inventories and (iii) providing distribution methods of inventory between different locations. APS provides the Company with the ability to return slow moving APS inventory, thereby virtually eliminating loss from obsolescence. The Company also utilizes its own 32,000 square foot warehouse to inventory certain parts it orders direct from manufacturers to take advantage of purchase price discounts offered on purchases from certain of its vendors. The Company plans to improve its operating strategy by warehousing primarily high volume items and to take better advantage of APS's ability to carry slower moving inventory.



     APS, along with its parent and affiliated companies, filed for protection under Chapter 11 on or about February 2, 1998. Although APS has historically been the Company's principal vendor, in light of the recent Chapter 11 filing by APS, the Company has identified and begun discussions with alternative vendors who, if APS were unsuccessful in its attempt to reorganize under Chapter 11, could replace APS as the principal vendor to the Company with minimal impact on the Company's business. See "Risk Factors -- Reliance on One Supplier; Bankruptcy of Principal Vendor" and "Business -- Alternative Vendors." However, based on discussions between APS and the Company, management of the Company does not expect any material change to or interruption of its business relationship with APS.


MARKETING

     Since a majority of the Company's revenues are derived from the sale of Automotive Products to the Professional Installer, the Company devotes substantial time and energy to the development of its Professional Installer business. These businesses include gas stations, new and used car dealership service centers, oil change and quick lube shops, tire centers, muffler shops and auto mechanic garages. There are four full-time sales people operating from the Company's stores dedicated solely to calling upon and selling to the Professional Installer. Moreover, each store manager participates in these activities by calling on existing and potential new Professional Installers on a regular and periodic basis. The Company has approximately 100 vehicles to provide prompt delivery service to the Professional Installer. Approximately 70 inside technically trained sales personnel market products to retail and wholesale customers.

     The Company anticipates promoting sales to DIY consumers through an advertising program which includes direct mail, newspaper and limited radio and television advertising in selected markets. Newspaper advertisements are generally directed toward specific product and price promotions, frequently in connection with specific sales events and promotions. The Company also sponsors several automotive related events in its market area each year in an effort to reach wholesale and retail customers. Such events include sponsoring a trade show and conducting training clinics several times a year for the Professional Installers which focus on electrical, emission control, chassis and suspension, and air conditioning. The Company believes that its advertising and promotional activities have resulted in significant name recognition in its market area.

     The Company believes that a competitive pricing policy is essential in order to compete successfully. Product pricing is generally established to meet the pricing policies of competitors in the market area selected by each store. Most automotive products sold by the Company are priced at discounts from the manufacturer's suggested list prices and additional savings are offered through volume discounts and special promotional pricing.

COMPETITION

     The automotive parts aftermarket is highly competitive. Automotive products, similar or identical to those sold at the Company's stores, are generally available from a variety of different competitors in the communities served by the Company's stores. The principle arenas of competition are delivery time and location, customer service, merchandise selection and availability, and price. The Company competes either directly or indirectly with each of these areas for the business of both Professional Installers and DIY customers.

     The Company's major competitors in the Professional Installer portion of its business include independent warehouse distributors and independently owned parts stores, automobile dealers and national warehouse distributors and associations, such as National Automotive Parts Association (NAPA), Carquest, All Pro, Ace Auto Parts, and Steego. The more traditional of those stores emphasize Hard Parts which cater to the Professional Installers, but also carry accessories and other items as demanded by the DIY segment. Those stores typically use outside sales representatives to call on Professional Installers, maintain operating hours similar to wholesale stores and generally spend less on advertising than retail stores.

     Competitors in the DIY portion of the Company's business within its current market area include automotive parts chains such as AutoZone, Western Auto, Discount Auto Parts and Pep Boys, independently owned parts stores, automobile dealerships and mass or general merchandisers, discount and convenience chains that carry automotive products. Such retail stores emphasize accessories and carry few Hard Parts in inventory. They compete for the DIY customers through heavy advertising, strong in-store customer service, and extended operating hours. Some of the larger DIY competitors have entered into the Professional Installer portion of the business and this could have a material adverse effect on the Company's operations.

     Since the Company's primary target market is the Professional Installer, the Company is faced with a significant amount of direct competition from wholesale stores. The customer base for wholesale stores is the Professional Installer. The wholesale store limits inventory to Hard Parts, offers free delivery service, and uses knowledgeable outside sales representatives to call on the Professional Installers. Companies competing in this segment include National Automotive Parts Association -- "NAPA" and APS -- "Big A."

     The focus of the Company's business is on the Professional Installer segment of the aftermarket auto parts industry. The Company, along with its successful competitors, will compete based upon the changing needs of its customer environment. The Company's management believes that the needs of today's mechanics, in order of importance, are as follows: delivery time (location), customer service, and pricing. Currently, physical location of the store is the fundamental component of a quick delivery time. Turnaround time, the amount of time needed to repair a car and return it to its owner, is a primary need of the Company's secondary customer, the car owner; therefore to help expedite a reasonable turnaround time, the parts must be delivered to the Professional Installer quickly.

     Customer service, as it applies to the Professional Installers, is reflected in order processing time (a main ingredient of quick delivery) and product knowledge. The multiple tasks which are combined to create order processing time include - understanding the order, referencing the item code, confirming the part in inventory, negotiating a price, pulling the part from inventory, packaging the goods, and routing delivery drivers. Product knowledge is considered a valuable competitive advantage in this industry segment based upon the fact that often the mechanic will counsel with the parts person in order to accurately diagnose the problem and select the appropriate replacement part.

     Although product pricing should be competitive, the Company's management believes that having the lowest price will not guaranty the sale and that delivery time and customer service have priority over price.

     Although the Company believes that it competes effectively in its market area with many locations in the Orlando metropolitan area, its emphasis on customer service, and its competitive pricing, some of its competitors, or their parent organizations, are larger in terms of sales volume and have access to greater capital and management resources.

EMPLOYEES

     As of December 15, 1997, the Company had 164 full-time employees, 65 of whom were employed at the Company's stores including 6 at its machine shop, 74 of whom were engaged as delivery personnel, 22 of whom were engaged as corporate and administrative personnel, and 3 of whom worked at the warehouse facility. The Company's employees are not subject to a collective bargaining agreement. The Company considers its relations with its employees to be excellent.

SERVICE MARKS AND TRADEMARKS

     The Company owns no registered marks or trademarks. The Company believes that its business is not materially dependent on any patent, trademark, service mark or copyright.

LEGAL

     The Company has instituted a lawsuit (the "Lawsuit") against The Parts Source, Inc. d/b/a Ace Auto Parts, a prior aborted suitor, and certain former employees of the Company for certain tortious acts alleged to have caused damage to the Company estimated at approximately $1.5 million. The Company is also seeking an injunction against the defendants in its Lawsuit. The Lawsuit, currently in the pleading and discovery stage, was filed on March 20, 1997, in the Circuit Court in and for Orange County, Florida. In the opinion of management, the ultimate outcome of this lawsuit should not have a material adverse impact on the Company's financial position, results of operations or liquidity.

SENIOR CREDIT FACILITY


     The Company has obtained a non-binding commitment from Finova Capital Corporation (previously defined as "Finova") to provide a revolving line of credit (previously defined as the "Finova Credit Facility") of up to four million dollars ($4,000,000) to the Company in accordance with the terms of a loan and security agreement (previously defined as the "Credit Agreement"). Finova's execution of and performance under the Credit Agreement is subject to a number of conditions, including, but not limited to, the closing of this Offering and the receipt by the Company of the proceeds of this Offering. The Company intends to use up to $3,000,000 provided by this Credit Facility, together with approximately $3,000,000 from the proceeds of this Offering, to repay in full the indebtedness to APS. The remainder of the Finova Credit Facility may be utilized by the Company as working capital or for acquisitions in furtherance of the Company's growth strategy. The proceeds from the Finova Credit Facility will not be available to the Company, assuming the Credit Agreement is executed and all its conditions are satisfied by the Company, until this Offering is closed. The Company intends to close the Credit Agreement simultaneously with the closing of this Offering, such closing is to occur no later than five (5) business days following the date this prospectus is declared effective by the SEC.


     To secure the Credit Facility, the Company has agreed to grant Finova a first priority security interest in substantially all of its personal property, including without limitation, all of its eligible accounts receivable, equipment, machinery, vehicles, general intangibles and inventory, and a first mortgage lien upon certain parcels of real estate (specifically including the following properties: (i) 100 South Parramore, Orlando, FL; (ii) 701 and 711 West Church Street, Orlando, FL; (iii) 714, 718, and 720 West Pine Street, Orlando, FL; (iv) 5251 South US Highway 17-92, Casselberry, FL; (v) 2535 French Avenue, Sanford, FL; and (vi) 409 East Michigan Road, Orlando, FL). In addition to other conditions set forth in the Credit Agreement, the proceeds from this Credit Facility will be made available to the Company based upon the

Company's ability to provide sufficient security for such advances, calculated as follows: seventy percent (70%) of the value of certain accounts receivable deemed eligible for advance by Finova and fifty percent (50%) of the value of certain inventory deemed eligible for advance by Finova.

     The Company will pay to Finova monthly interest on the aggregate daily loan balance at a floating rate equal to the Prime Rate plus two percent (2%). The "Prime Rate" is the rate announced from time-to-time by Citibank, N.A. New York, New York. The minimum monthly interest charge for the Finova Credit Facility is fifteen thousand dollars ($15,000). Interest charges are computed on the basis of a year of three hundred sixty (360) days and actual days elapsed are payable to Finova in arrears on the first business day of each month and are subject to increase following a default.

     The initial term of the Credit Facility is two years, with annual renewals thereafter at the discretion of Finova. In the event that the Credit Facility is for any reason terminated prior to the expiration of the initial term, the Company will be obligated to pay Finova an early termination fee of three percent (3%) of the total Credit Facility if terminated during the first year of the initial term, and one percent (1%) of the total Credit Facility if terminated during the second year of the initial term.

     On the closing date of this Credit Facility, which is scheduled to occur simultaneously with the closing of this Offering, the Company will pay to Finova a one time Closing fee in the amount of one and a half percent (1 1/2%), or $60,000, of the total amount of this Credit Facility ($4,000,000) less a $20,000 portion of such fee which has previously been paid to Finova. With respect to each fiscal quarter, during the tenure of this Credit Facility, the Company shall also be obligated to pay to Finova an unused line fee of one half of one percent ( 1/2%) of the unused portion of the Credit Facility, which will be calculated and paid on a quarterly basis effective the first quarter after the closing of this transaction.

     The Credit Facility contains the usual and customary default covenants and remedy provisions associated with similar revolving debt instruments. Upon receipt by the Company of a written notice of default from Finova and the Company's failure to cure such default during the applicable cure period, Finova may, at its option and in accordance with the terms of the Credit Agreement, cease making loans to the Company, terminate the Credit Agreement, impose a default interest rate and/or declare the full payment immediately due and repayable.

PROPERTIES

     The Company operates, in the central Florida metropolitan area, 14 auto parts stores, one speed shop (which retails high-performance items to car enthusiasts), one machine shop and one warehouse. All of these facilities are owned by the Company except for two stores, which are leased. The Company's headquarters and administrative offices, which include the Company's warehouse, machine shop, and manufacturing unit (which was closed on June 1, 1997), consist of six buildings totaling 48,000 square feet and are located on 2.5 acres in Orlando.

     The Company also owns a 32,000 square foot warehouse in Virginia which the Company leases to a manufacturing company and receives rental income from that property of approximately $42,000 per year. The Company also owns 10 other commercial and residential properties in the Orlando area and one residential property in Virginia from which it receives aggregate rental income of approximately $132,000 per year. These properties are commercial and residential properties.

     Nine of the Company's real properties are encumbered by approximately $1,379,000 in outstanding notes, maturing between December 1, 1997 and March 3, 2010, with varying interest rates ranging from 7.00% to 16% per annum. The aggregate monthly installments are approximately $23,323, including interest. The Company is current in its payments of those obligations. The Company intends to renegotiate the interest rates on $730,000 of these loans.

     With the exception of the Virginia property, all of the Company's properties are encumbered by a mortgage and/or a security agreement in favor of APS and AFCO securing two loans with an aggregate current balance of $5.8 million (including accrued and unpaid interest) at October 1, 1997. Interest accrues at interest rates varying from 10% to prime plus 2% (10.50% at October 31, 1997), and the outstanding principal balance and accrued interest is due and payable on or before December 31, 1997. The Company plans to retire this debt by using a combination of $3,000,000 from the proceeds of this Offering and a portion of the funds received from refinancing the balance of the APS indebtedness which refinancing has been made a condition to closing this Offering by the Underwriters. On October 29, 1997, the Company obtained a commitment from Finova to provide up to $4,000,000 pursuant to the terms and conditions of the Credit Agreement to be executed simultaneously with the closing of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following property schedule and accompanying footnotes identifies the Company's corporate offices, warehouse and retail outlets, their approximate square footage, whether leased or owned, and whether they are to be sold or refurbished, which are in process or planned to occur within the next 18 months. All lease agreements are with non-affiliated parties and on commercially reasonable terms and conditions.

          PROPERTY SCHEDULE: CORPORATE OFFICES, WAREHOUSES AND STORES

                                                                                                         RENT DESCRIPTION
                                                       GENERAL                SQUARE               -----------------------------
 STORE #             LOCATION                        DESCRIPTION              FOOTAGE   OWN/RENT    EXPENSE          TERM
---------  -----------------------------  ----------------------------------  -------   --------   ---------   -----------------
    1      6464 E. Colonial, Orlando      Traditional retail parts store       3,200     Rent      $  1,378    month-to-month(1)
    2      2619 N. Pine Hills Rd.,        Traditional retail parts store (2)   3,800      Own
           Orlando
    3      1409 N. Main, Kissimmee        Traditional retail parts store       3,500      Own
    4      100 S. Parramore, Orlando      Traditional retail parts store (3)   5,000      Own
Warehouse  701 W. Church St., Orlando     Distribution center (4)             32,000      Own
Corporate  Pine Street                    Corporate offices                    5,000      Own
Corporate  733 W. Church St., Orlando     Corporate offices                   12,000      Own
    6      1803 S. Orange, Orlando        Speed parts store                    3,800      Own
    7      5251 S. US Hwy. 17-92,         Traditional retail parts store(5)    6,000      Own
           Casselberry
    8      725 W. Church St., Orlando     Machine shop                         8,000      Own
    9      2535 French Ave., Sanford      Traditional retail parts store       3,980      Own
   12      104448 E. Colonial, Orlando    Traditional retail parts store(6)    4,000      Own
   14      715 N. Powers, Orlando         Traditional retail parts store(7)    3,205      Own
   15      736 S. Dillard, Winter Garden  Traditional retail parts store(8)    4,200      Own
   16      1271 LaQuinta Drive, Suite                                                              $2,300.67
           13, Orlando                    Traditional retail store (9)         6,000     Rent         + tax    9/97-8/00
   17      380 W. Hwy. 434, Winter        Traditional retail parts store(10)   2,684      Own
           Springs
   18      71 Geneva Drive, Oveido        Traditional retail parts store(11)   2,000     Rent      $ 909.50    month-to-month
   21      1411 Cypress Dr., Melbourne    Traditional retail parts store       4,800      Own
   24      3412 Aloma Ave., Winter Park   Traditional retail parts store(12)   4,400      Own
   25      37 S. Park Ave., Titusville    Traditional retail parts store       3,160      Own
   27      710 W. King, Cocoa             Traditional retail parts store       5,600      Own

           PROPERTIES TO BE:
           ------------------
 STORE #   SOLD   REFURBISHED
---------  ----   -----------
    1
    2       x
    3
    4
Warehouse              x
Corporate              x
Corporate              x
    6                  x
    7
    8
    9
   12
   14       x
   15
   16
   17       x
   18
   21                  x
   24                  x
   25                  x
   27


---------------


 (1) This lease is for a month-to-month term, terminable by either party upon 15 days notice.


 (2) The Company closed Store 2 on August 25, 1997. Management expects the revenue generated by the sales from Store 2 to be captured, instead by Stores 4 and 15, located in a similar and nearby geographic region. In accordance with the Company's growth strategy, the Company utilized the inventory from Store 2 to open a store in a new geographic region where the Company had no other presence. This new store is now designated Store
      16. The Company has leased the property underlying Store 2 to an unrelated third party pursuant to a lease requiring rental payments of $1,600 per month and granting the lessee an option to purchase the real property for approximately $160,000.


 (3) The Company intends to expand Store 4 in order to better position this store to absorb some of the revenue previously generated by Stores 2 and 14, which the Company intends to close in the second quarter of 1998.


 (4) The Company intends to expand its Warehouse and distribution center by taking in inventory from Stores 2, 14, 17 and 18, which are closed or scheduled to be closed.


 (5) The Company intends to expand Store 7 in order to better position this store to absorb some of the revenue previously generated by Store 17, which the Company intends to close.


 (6) The Company intends to expand Store 12 in order to better position this store to absorb some of the revenue previously generated by Store 18, which the Company closed on July 31, 1997.


 (7) The Company intends to close Store 14 during the second quarter of 1998. The Company intends to transfer the inventory at this location to its Warehouse for use as inventory at other of the Company's stores. Management expects the revenue generated by the sales from this store to be captured, instead by Stores 4 and 15, located in a similar and nearby geographic region.


 (8) The Company intends to expand Store 15 in order to better position this store to absorb some of the revenue previously generated by Stores 2, which the Company closed on August 25, 1997 and 14, which the Company intends to close.


 (9) The Company opened Store 16 with the inventory from Store 2 in a new geographic region where the Company had previously had no other presence, in furtherance of its grow strategy.


(10) The Company intends to close Store 17 during the first quarter of 1998. It is expected that the inventory at this location will either be returned to APS to reduce the outstanding balance of that loan or transferred to Store 7 for use as inventory. Management expects the revenue generated by the sales from this store to be captured, instead by Store 7, located in a similar and nearby geographic region.


(11) The Company closed Store 18 on July 31, 1997. The inventory at this location was returned to APS to reduce the outstanding balance of that loan and transferred to Stores 12 and 24 for use as inventory. Management expects the revenue generated by the sales from this store to be captured, instead by Stores 12 and 24, located a in similar and nearby geographic region.


(12) The Company intends to expand Store 24 in order to better position this store to absorb some of the revenue previously generated by Store 18, which the Company closed on July 31, 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                     AGE          POSITION WITH THE COMPANY
----                                     ---          -------------------------
Robert H. Gentry, III..................  54    President, Chief Executive Officer and
                                                 Director
William H. Burns, Jr...................  50    Director (nominee)
Lawrence S. Goldfarb...................  70    Director (nominee)
Daniel T. Guilfoile....................  37    Director (nominee)
Stanley G. Miller......................  64    Director (nominee)
David O. O'Neal........................  55    Vice President
Patrick J. Power.......................  27    Vice President -- Corporate Development
                                                 and Investor Relations
Herchel L. Rideout.....................  51    Vice President

     ROBERT H. GENTRY, III, has served as President, Chief Executive Officer, and a Director of the Company since 1980. From 1978 to 1980, Mr. Gentry was the Company's Chief Operating Officer and was responsible for managing the Company's stores and inventory. Mr. Gentry has been involved in the automotive parts industry for over 34 years. Mr. Gentry attended the University of Kentucky where he studied Accounting and Business Administration.

     WILLIAM H. BURNS, JR., is a director nominee. From 1995 to 1996, Mr. Burns was the Executive Vice President and Chief Operating Officer of Virtuem Entertainment, Inc., a Chicago-based start-up corporation in the business of entertainment, retail sales and interactive technology. From 1993 to 1995, Mr. Burns held the position of President of the Entertainment Center Division of the Blockbuster Entertainment Group, a new operating division responsible for the concept development, start-up and operation of the initial Blockbuster entertainment centers as well as the identification of acquisition candidates for Blockbuster in the entertainment field. From 1969 through 1993, Mr. Burns held various development and operations positions with the Walt Disney World Company both in Orlando, Florida and Burbank, California. Mr. Burns earned a Masters in Business Administration from Rollins College and a Bachelor of Science in Journalism from the University of Florida.

     LAWRENCE S. GOLDFARB, is a director nominee. Since 1980, Mr. Goldfarb has served as the President of S & G Automotive Warehouse, Inc., a seller of automotive replacement parts in central Florida. Mr. Goldfarb has been involved in the automotive parts industry for over 50 years.


     DANIEL T. GUILFOILE, is a director nominee and the director designee of Nutmeg Securities Ltd. (the "Representative"). Mr. Guilfoile has been employed with the Representative since 1990, where he has served as the Director of Investment Banking since January 1, 1997. From 1992 to December 31, 1996 Mr. Guilfoile served as Vice President of Syndicate and Corporate Finance for the Representative. Mr. Guilfoile received a Bachelor of Arts degree in Economics from Villanova University in 1982 and a Masters of Finance degree from Fordham University in 1988.


     STANLEY G. MILLER, is a director nominee. Although Mr. Miller has been retired since March, 1992 he previously served as Senior Vice President for Exide Corporation, one of the largest manufacturers of automobile batteries.

     DAVID O. O'NEAL, has served as Vice President of Management Information Systems since joining the Company in 1993. Prior thereto, from 1990 to 1993, Mr. O'Neal was a Senior Programming Analyst at Autopower Corp., a software development firm in Orlando. Mr. O'Neal earned a Masters of Business Administration from the University of Central Michigan and a Bachelors of Computer Science from the University of Southern Illinois.

     PATRICK J. POWER, was appointed Vice President of Corporate Development and Investors Relations effective October 1, 1996. From November 1995 to October 1996, Mr. Power was the Director of Investor Relations for Eckler Industries, Inc. (now known as "SmartChoice Automotive Group, Inc.", Titusville, Florida). Prior to and concurrent with working for Eckler Industries, Mr. Power served as the Director of Strategic Planning for Greyhouse Services Corporation, a subsidiary of Florida Gulf Capital and Equity Corporation, from March 1994 to October 1996. During the period from March 1993 to March 1994, Mr. Power was employed as a researcher of municipal and federal fixed income financial products by Olde Discount Stock Brokers Corporation. Mr. Power received a B.S.B.A. in Finance from the University of Central Florida in 1993.

     HERCHEL L. RIDEOUT, JR., was appointed Vice President of Purchasing and Inventory in 1996. From 1980 to 1996, Mr. Rideout worked for Automotive One in a variety of positions of increasing responsibility in the areas of business operations and employee management, including Store Operations
Manager -- Central Florida Region, Director of Risk Management, and Human Resources Manager. Mr. Rideout is the brother-in-law of Mr. Gentry.


     The Board and Shareholders of the Company have authorized the expansion of the Board to 5 members and the selection of Messrs. Miller, Goldfarb, Burns and Guilfoile, the nominee directors identified above, to serve on the Board with Mr. Gentry commencing on the Effective Date.


     The Company intends to hire a qualified chief financial officer and other management personnel as soon as possible. The Company has allocated a portion of the proceeds from this Offering for use in attracting and retaining the services of qualified management personnel. See, "Use of Proceeds."

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee consisting of Messrs. Burns, Goldfarb and Miller, to review the results and scope of the audit and other services provided by the Company's independent certified public accountants.

EXECUTIVE COMPENSATION

     The following table sets forth cash compensation paid by the Company to, as well as any other compensation paid to or earned by, the President and Chief Executive Officer of the Company and those executive officers compensated at or greater than $100,000 for services rendered the Company in all capacities during the fiscal years ended December 31, 1995 and 1996. For information regarding current compensation paid to the Company's executive officers, see "Employment Agreements."

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL
                                               COMPENSATION
                                                   YEAR                               OTHER ANNUAL
NAME AND POSITION                                 ENDED        SALARY      BONUS     COMPENSATION(1)
-----------------                              ------------    -------    -------    ---------------
Robert H. Gentry, III........................    12/31/96      $60,000         --         $30,000
President, CEO...............................    12/31/95       60,000         --          30,000

---------------

(1) Reflects payments made by the Company for life insurance policies and vehicle leases or payments.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive compensation for serving as directors. The Company anticipates compensating its independent directors for their services in the form of fees and/or stock options, yet to be determined; however, the Representative's designee shall serve without compensation. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and for other expenses incurred in their capacity as directors of the Company.

EMPLOYMENT AGREEMENTS

     On May 13, 1997, the Company entered into a five-year employment agreement with Robert H. Gentry, III, the Company's President and CEO. Upon expiration of its initial five-year term, the agreement is renewable for successive two-year periods. Under the agreement, Mr. Gentry's annual salary is $80,000 for 1997, increasing to $100,000 January 1, 1998 through December 31, 1999, and $120,000 January 1, 2000 through December 31, 2002. The employment agreement provides that the Company's Board of Directors shall use its best efforts to establish by April 1, 1998 a bonus program and a discretionary stock option plan for executive officers of the Company which will be tied to the Company's performance. The agreement provides that in the event Mr. Gentry's employment is terminated "without cause", he shall receive compensation and benefits equal to those he was receiving immediately prior to said termination for the greater of the remainder of the employment term or twelve months. In the event Mr. Gentry's employment is terminated for any other reason, including for "cause", he will receive severance payments in an amount equal to the compensation that Mr. Gentry was receiving immediately prior to such termination for a period of twelve months. Under the employment agreement, Mr. Gentry will also be entitled to five weeks paid vacation, either an automobile or an automobile allowance of $800 per month, and reimbursements for expenses incurred in connection with Company business.

     Effective June 1, 1997, the Company entered into a three-year employment agreement with Patrick J. Power to serve as the Company's Vice President of Corporate Development and Investor Relations. Under the agreement, Mr. Power's annual salary is $35,000 per year, accruing as of June 1, 1997 but payable commencing on the closing of this Offering in accordance with the Company's normal payroll practices. The employment agreement provides for a starting bonus of $35,000, representing, in part, accrued but unpaid salary, to be paid on the Closing of this Offering. The employment agreement further provides that the Company's Board of Directors, in their sole and exclusive discretion, may grant a bonus to Mr. Power based on extraordinary performance or contributions to the Company. The agreement provides that in the event Mr. Power's employment is terminated "without cause", he shall receive compensation and benefits equal to those he was receiving immediately prior to said termination for the greater of the remainder of the employment term or six months. The employment agreement recognizes that Mr. Power is engaged in other endeavors and requires Mr. Power to devote only that portion of his time as is reasonably necessary to perform his duties. Mr. Power will not receive any vacation, sick days or healthcare coverage, but has been granted 30,000 non-qualified stock options under the Company's 1997 Stock Option Plan. The options shall vest over a three year period, and be exercisable for a period of not less than five years.

STOCK OPTION PLAN

     In May 1997, the Company established a 1997 Employee Stock Option Plan (the "Plan") under which 500,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The Plan is designed to serve as an incentive for retaining qualified and competent employees. The Company's Board of Directors, or a committee thereof (the "Committee"), will administer and interpret the Plan and will be authorized to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company and consultants.


     The Plan provides for the granting of both incentive stock options and non-qualified stock options. Options will be granted under the Plan on such terms and at such prices as determined by the Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant and the per share exercise price of non-qualified stock options may not be less than 85% of the fair market net value of the stock at the time of grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option can be exercised until six months after the date of grant or after the expiration of 10 years from the date of grant. Options granted under the Plan will not be transferable other than by will or by the laws of descent and distribution.

     The Plan contains anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares of Common Stock subject to options which expire without being exercised or which are canceled as a result of cessation of employment are available for further grants.

     The Company has granted 30,000 non-qualified Common Stock options under the Plan to Mr. Patrick J. Power, Vice President -- Corporate Development and Investor Relations.

     The Company may grant independent directors of the Company non-qualified stock options outside of the Plan.

INDEMNIFICATION, DIRECTORS AND OFFICERS

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the FBCA. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company. The Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the FBCA further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

     It is anticipated that the Company's Board of Directors and executive officers will enter into indemnification agreements with the Company. The agreements follow the indemnification and expense advancement provisions of FBCA. In addition, the indemnitee under the agreements is entitled to indemnification against all expenses actually and reasonably incurred by him or on his behalf in connection with serving as a witness in any proceeding (as defined in the agreement) by virtue of his or her status with the Company. The agreements also provide a procedural mechanism under which the indemnitee can claim and obtain indemnification, including a procedure for the Board or independent counsel to determine entitlement to indemnification under specific situations. In the event the indemnitee does not receive the indemnification to which he would otherwise be entitled under the terms of the agreement, the indemnitee is entitled to seek a judicial determination. In the event the indemnitee seeks a judicial adjudication to enforce his or her rights under, or to recover damages for breach of, the agreement, the indemnitee is entitled to recover from the Company his or her reasonable legal fees and other expenses in connection with the legal proceeding, subject to proration in the event the amount of the aware is less than the amount of indemnification sought.

     The Company and the Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities arising under the Securities Act. See "Underwriting."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the

Company has been advised that in the opinion of the Securities Exchange Commission ("SEC"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of October 1, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company who owns any shares of Common Stock, (iii) each stockholder that has granted over-allotment options to the Underwriters (the "Selling Shareholders") and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                         PERCENT                            SHARES BENEFICIALLY
                                                      BENEFICIALLY                         OWNED AFTER OFFERING
                              SHARES BENEFICIALLY      OWNED AFTER      PERCENTAGE OF        IF OVER-ALLOTMENT
                              OWNED PRIOR TO THE        OFFERING            SHARES              OPTIONS ARE
                                OFFERING(2)(3)      IF OVER-ALLOTMENT     SUBJECT TO       EXERCISED IN FULL(2)
NAME AND ADDRESS OF           -------------------    OPTIONS ARE NOT    OVER-ALLOTMENT     ---------------------
BENEFICIAL OWNER(1)            NUMBER     PERCENT       EXERCISED          OPTIONS           NUMBER     PERCENT
-------------------           ---------   -------   -----------------   --------------     ----------   --------
Robert H. Gentry, III.......  1,652,000     70.0%          46.4%            (7)             1,588,367     42.5%
Marguerite Siefert..........    354,000     15.0%           9.9%            (7)               340,371      9.1%
Jennifer Rideout............    354,000     15.0%           9.9%            (7)               340,371      9.1%
Stanley G. Miller(4)........        -0-       --             --
William H. Burns, Jr.(4)....        -0-       --             --
Lawrence S. Goldfarb(4).....        -0-       --             --
Patrick J. Power(5).........        -0-       --             --
All Officers and Directors
  as a group (8
  persons)(6)...............  2,360,000    100.0%          66.2%                            2,269,109     60.7%

---------------

(1) The address of each of the beneficial owners identified is c/o Automotive One Parts Stores, Inc., 701 West Church Street, Orlando, FL 32802.
(2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.
(3) Gives effect to the 23,600-for-one stock split to be effected prior to consummation of this Offering.
(4) Messrs. Miller, Burns and Goldfarb are director candidates.
(5) Mr. Power is an officer of the Company.
(6) Includes the director candidates.
(7) The Company, the Selling Shareholders and the Representative have agreed that of the 180,000 shares available for sale in the Underwriter's over-allotment, the first 85,522 shares shall be sold on behalf of the Company. The proceeds to the Company resulting from the sale of the 85,522 shares shall be allocated to working capital. See "Use of Proceeds." The Shares allocable to and the proceeds resulting from the sale of the remaining 94,478 shares subject to the Underwriter's over-allotment options shall be apportioned between Mr. Gentry, Ms. Siefert and Ms. Rideout in accordance with their percentage of holdings.

                              CERTAIN TRANSACTIONS

     In April 1997, Mr. Gentry borrowed $500,000 from Barnett Bank, N. A., which is secured by Mr. Gentry's residence. In turn, Mr. Gentry loaned approximately $446,000 of those funds to the Company for operations, evidenced by a promissory note made by the Company in favor of Mr. Gentry bearing interest at the rate of 8% per annum and maturing February 12, 2002. The Barnett Bank note has a term of thirty years and bears interest at 7.25% per annum. The monthly payments are $3,410.88. The Company will repay the Barnett Bank loan from the net proceeds of this Offering and will reimburse Mr. Gentry's out-of-pocket costs made in connection with the Barnett Bank loan whereupon Mr. Gentry's note will be canceled. The Company owed Mr. Gentry $319,588 at October 31, 1997.

     S & G Automotive Warehouse, Inc., a supplier of merchandise to the Company, is owned by Lawrence Goldfarb, a nominated director of the Company. During the years ended December 31, 1995 and 1996, and the ten months ended October 31, 1996 and 1997, the Company paid to S & G Automotive Warehouse, Inc. $191,395, $226,037, $164,284 and $303,506, respectively, for merchandise.

     During 1996, Lawrence Goldfarb, a nominated director, loaned the Company an aggregate of $95,000 at an interest rate of 10% per annum. The outstanding principal balance of those loans were consolidated into one note and currently totals $95,000 and $135,000 at December 31, 1996 and October 31, 1997,
respectively. The note accrues interest at 10% per annum and is payable upon the earlier of the closing of this Offering or December 31, 1997. The Company anticipates repaying that obligation from the proceeds of this Offering.

     During 1995 and 1996, the Company made advances to and borrowed money from officers, shareholders and family members from time to time. The Company owed $67,000 and $86,272 to these individuals at December 31, 1996 and July 31, 1997, respectively. In addition, these individuals owed the Company $70,384 and $61,591 at December 31, 1996 and October 31, 1997, respectively.


     The Company does not anticipate any new transactional activity between the Company and its officers, directors, 5% shareholders or their affiliates, other than S & G Automotive Warehouse, Inc. However, in the event any such transactions were proposed, including any new transactions with S & G Automotive Warehouse, Inc., they would be subject to full disclosure to and authorization by a majority of the independent Board members or a Board-appointed committee not having an interest in the transaction, full disclosure to and approval of a majority of the shareholders who do not have an interest in the transaction, or the transaction is fair and reasonable as to the Company under Florida law at the time it is authorized by the Board or the shareholders. Further, affiliated transactions having fair market values exceeding certain statutory amounts are required to be approved by holders of two-thirds of the voting shares other than the shares beneficially owned by the shareholder interested in the transaction, unless the transaction is approved by a majority vote of disinterested directors.

                           DESCRIPTION OF SECURITIES

     The following summary description relating to the capital stock and Warrants does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles and ByLaws of the Company, and the Warrant Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

     As of the date of this Prospectus, the outstanding capital stock of the Company consisted of 100 shares of Common Stock held by three shareholders of record. Immediately prior to the consummation of this Offering the Company will complete a recapitalization (the "Recapitalization") pursuant to which all outstanding shares of Common Stock will be split 23,600-for-one and exchanged simultaneously on a one-for-one basis for shares of the Company's newly authorized Common Stock.

     The Company's Board of Directors and shareholders have approved the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws ("Bylaws") to become effective on the Effective Date of this Offering, and the following discussions describe the provisions of the Company's capital stock, Amended Articles and Bylaws that will be in effect after this offering. The following summary description relating to the capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended Articles and Bylaws of the Company which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Upon consummation of the Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 shares of "blank check" preferred stock, $.01 par value ("Preferred Stock"). Upon the closing of this Offering, there will be 3,560,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Shares of Common Stock are not redeemable and have not preemptive, conversion or similar rights. The outstanding shares of Common Stock issuable hereby will be, when and if issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority without further action by the stockholders to issue up to 5,000,000 shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in and the designation of, any such series, to determine or alter the rights, preferences, privileges and restrictions, there of without further action by the shareholders. The Board of Directors of the Company has not designated any new series of Preferred Stock. Satisfaction of any divided preferences of outstanding Preferred Stock, if any, would reduce the amount of funds available for the payment of dividends on Common Stock. Also, the holders of Preferred Stock, if any, would normally be entitled to receive a preference payment in the event of any liquidation or other dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, any outstanding shares of Preferred Stock having conversion rights would potentially increase the number of shares of Common Stock outstanding.

WARRANTS

     Redeemable Common Stock Purchase Warrants. Each Warrant offered hereby entitles the holder thereof to purchase one share of Common Stock at a price of $7.20 per share. Each Warrant is redeemable, in whole or in part, by the Company at a price of $.10 per Warrant, upon thirty days' prior written notice to the Warrant holders, provided that the closing price of the Company's Common Stock exceeds $9.00 per share for a period of ten consecutive trading days ending on the third day prior to the date of the Company's redemption notice. Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the Warrants may not be exercised by the holders thereof and the Company will be precluded from redeeming the Warrants. There can be no assurance that the Company will not be prevented by financial or other considerations from maintaining a current prospectus. Any Warrant holder that does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the Common Stock underlying the Warrants, and after the redemption date or upon conclusion of the exercise period any outstanding Warrants will become void and be of no further force or effect, unless extended by the Board of Directors of the Company. See "Underwriting" for the terms of the Warrants issuable pursuant to the Underwriters' Warrants.

     The number of shares of Common Stock that may be purchased is subject to adjustment upon the occurrence of certain events including a dividend distribution to the Company's shareholders or a subdivision, combination or reclassification of the outstanding Common Stock. Further, the Warrant exercise price is subject to adjustment in the event the Company issues additional stock or rights to acquire stock at a price per share that is less than the current market price per share of Common Stock on the record date established for the issuance of additional stock or rights to acquire stock. The term "current market price" is defined as the average of the daily closing prices for the twenty consecutive trading days ending three days prior to the record date. However, the Warrant exercise price will not be adjusted in the case of the issuance or exercise of options pursuant to the Company's stock option plans, the issuance of the Underwriters' Warrants or any other options or warrants outstanding as of the date of this Offering. The Warrant exercise price is also subject to adjustment in the event of a consolidation or merger where a distribution by the Company is made to its shareholders of the Company's assets or evidences of indebtedness (other than cash or stock dividends) or pursuant to certain subscription rights or other rights to acquire Common Stock. The Warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of the Common Stock.

     The Company may at any time, and from time to time, extend the exercise period of the Warrants, provided that written notice of such extension is given to the Warrant holders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the Warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors of the Company, in addition to the adjustments to the exercise price arising from certain events as discussed above. Any extension of the terms and/or reduction of the exercise price of the Warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a
Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the Warrant holders. The Company does not presently contemplate any extension of the exercise period nor does it contemplate any reduction in the exercise price of the Warrants.

     The Warrants are to be issued pursuant to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company.

REGISTRATION RIGHTS

     For a description of the registration rights contained in the Underwriters' Warrants, see "Underwriting".

ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS, UNISSUED STOCK


     The Company has opted out of those certain Florida laws enacted to deter or frustrate takeovers of Florida corporations. Certain provisions of the Company's Amended Articles and Bylaws, however, may deter or frustrate a takeover attempt of the Company that a shareholder might otherwise consider in its best interest.



     The Company is subject to the "affiliated transactions" provisions of the Florida Business Corporation Act (the "FBCA"). These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors.



     Certain provisions of the Company's Amended Articles or Bylaws provide that
(i) commencing with the consummation of this offering, any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) any meeting of shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors or upon the written demand of the holders of not less than 10% of the votes entitled to be cast at a special meeting, and (iii) an advance notice procedure must be followed for the nomination of directors and for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or to raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 66 2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.


     The directors of the Company are subject to the "general standards for directors" provisions set forth in the FBCA. These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to the Company's shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors. The Board of Directors is divided into three classes, with the directors of each class to be elected for staggered terms of three years and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office.


     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Company's Amended Articles of Incorporation provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting for the previous year's annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder must be delivered or received not later than the close of business on the fifty day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. The Company's Amended Articles also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.


     Certain Effects of Authorized but Unissued Stock. Upon consummation of this Offering, the Company will be authorized to issue additional Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares of persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management. Issuance of shares of Common Stock or Preferred Stock could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such shares of Common Stock or Preferred Stock. See "Description of Capital Stock."

TRANSFER AND WARRANT AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the warrant agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this Offering, the Company will have 3,560,000 shares of Common Stock outstanding (3,649,139 shares, if the Underwriters' over-allotment option is exercised in full), of which 1,200,000 shares offered hereby (1,380,000 shares, if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act. The remaining 2,265,522 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. The shareholders holding the 2,265,522 shares of restricted Common Stock will be eligible to sell such shares under Rule 144 as of the date of this Prospectus, subject to certain volume and other limitations. However, those shareholders have agreed not to sell those shares for a period of one year from the Effective Date, without the prior consent of the Representative. Sales of such shares in the public market, or the availability of such shares for sale, could adversely affect the market price for the Common Stock. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements.

     In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 35,600 shares based on the number of shares expected to be outstanding after this Offering exclusive of the over-allotment) or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     No prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such securities for sale will have on the market prices of such securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for these securities and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, severally and not jointly, and the Underwriters have severally and not jointly agreed to purchase from the Company, on a "firm commitment" basis, if any are purchased, the number of Securities (exclusive of Securities issuable upon exercise of the underwriters' over-allotment option) set forth opposite their respective names below:

                                                                     SHARES OF
UNDERWRITERS                                                  COMMON STOCK & WARRANTS
------------                                                  -----------------------
Nutmeg Securities, Ltd. ....................................
                                                                     ---------
          Total.............................................         1,200,000
                                                                     =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Securities offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Securities offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

     The Underwriters, for whom Nutmeg Securities, Ltd. is acting as Representative (the "Representative"), propose to offer the Securities directly to the public at the public offering price set forth on the cover page of this Prospectus and may allow certain dealers who are National Association of Securities Dealers, Inc. ("NASD") members to offer a part of the Securities at a
price which represents a concession not in excess of $          per share and
$          per Warrant. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share and $          per
Warrant to certain other dealers.

     Prior to this Offering, there has not been any public market for the Common Stock or the Warrants. The initial public offering prices of the shares of Common Stock and the Warrants and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the Representative and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value.

     Certain Selling Shareholders and the Company have granted to the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to an aggregate of 180,000 additional shares of Common Stock and 180,000 additional Warrants, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representative may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the sale of the Securities offered hereby. If the Underwriter's over-allotment option is exercised, the Company shall be entitled to sell and receive the proceeds from the first 85,522 shares of Common Stock sold.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

     The Company has agreed to pay to the Underwriters at the closing of the Offering a non-accountable expense allowance of 3% of the aggregate offering price of the shares of Common Stock and Warrants offered hereby (including any shares of Common Stock and Warrants purchased pursuant to the Underwriters' over-allotment option), of which $27,500 was paid to a previous broker-dealer and $25,000 to the present Representative.

     Certain shareholders who will beneficially hold an aggregate of 2,360,000 shares of Common Stock (assuming the underwriters' warrant is not exercised) following the close of the Offering, have agreed that for a twelve month period following the date of this Prospectus, they will not, without the prior written consent of the Representative offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock of the

Company or any securities convertible into, or exercisable or exchangeable for Common Stock of the Company.


     The Company has agreed to sell to the Representative or its designees, for $10.00, common stock purchase warrants (the "Underwriters' Warrants") exercisable for 120,000 shares of Common Stock and 120,000 Warrants at a purchase price of 150% of the initial public offering prices for these Securities. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated, except to officers, partners or affiliates of the Underwriters, for a period of twelve months after the Effective Date, and is exercisable for four years commencing one year from the Effective Date (or until the close of business five years after the Effective Date) (the "Exercise Term"). During the Exercise Term, the holders of the Underwriters' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Underwriters' Warrants are exercised, dilution of the interests of the Company's stockholders will occur. Further, the terms on which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriters' Warrants can be expected to exercise it any time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriters' Warrants. Any profit realized by the Underwriters on the sale of the shares of Common Stock underlying the Underwriters' Warrants may be deemed additional underwriting compensation. The Company has also agreed to pay the Representative a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the Securities offered hereby of which $52,500 has been prepaid by the Company.


     The Underwriters have been given certain "piggyback" and demand registration rights with respect to the Common Stock underlying the Underwriters' Warrants for a period of four years commencing one year from the date of this Prospectus (or until the close of business five years after the Effective Date). The exercise of any of such registration rights by the Underwriters may result in dilution to the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing of the Company and/or have an adverse effect on the market price of the Securities.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock or Warrants in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to shares of Common Stock and Warrants that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

     Beginning twelve months from the Effective Date of the Offering, the Company has agreed with the Representative that the Company will pay to the Underwriters a warrant solicitation fee (the "Warrant Solicitation Fee") equal to 3% of the exercise price of the Warrants which are exercised pursuant to a solicitation of exercise of the warrants or in connection with a redemption and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission (including NASD Notice to Members 81-38). Such Warrant Solicitation Fee will be paid to the Underwriters if (a) the market price of the Common Stock on the date that any Warrant is exercised is greater than the exercise price of the Warrant; (b) the exercise of such Warrant was solicited by the Underwriters; (c) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account: (d) disclosure of this compensation agreement is made prior to or upon the exercise of such Warrant; (e) solicitation of the exercise is not in violation of Regulation M of the Exchange Act; (f) the Underwriters provided bona fide services in exchange for the Warrant Solicitation Fee; and (g) the Underwriters have been specifically designated in writing by the holders of the Warrants as the broker. Unless granted an exemption by the Commission from Regulation M under the Exchange Act, the Underwriters will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Securities for the period from five business days prior to any solicitation by the Underwriters of the exercise of any Warrant until the termination of such solicitation activity by the Underwriters. The foregoing 5-day restriction period is reduced to one day where the security has an average daily trading volume of $100,000 and the public float for the issuer's equity securities is at least $25 million; and, there is no restrictive period where the average daily trading volume of the security is $1 million and the public float for the issuer's equity securities is at least $150 million. As a result, the Underwriters may be unable to continue to provide a market for the Securities during certain periods while the Warrants are exercisable.

     The Company has agreed that, for a period of five years following the completion of this Offering, it will use its best efforts to cause the election to its Board of Directors one designee of the Representative, provided that such designee is reasonably acceptable to and approved by the Company.

     The underwriting agreement provides for the retention of the Representative for a period of 24 months at the rate of $3,000 per month to continue the development of interest and sponsorship in the Common Stock of the Company.

     The foregoing includes a summary of certain provisions of the Underwriting Agreement which has been filed as an exhibit to the Registration Statement.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Orlando, Florida. Certain matters are being passed upon for the Underwriters by William
M. Prifti, Esq., Lynnfield, MA.

                                    EXPERTS

     The financial statements of the Company at December 31, 1996, and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and is included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is not presently a reporting company and does not file reports or other information with the SEC. Upon effectiveness of the Registration Statement filed with the SEC in connection with this Offering, the Company will become a reporting company. Further, the Company will register its securities under the Exchange Act. Accordingly, upon effectiveness of its Exchange Act registration, the Company will be subject to the additional report requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the SEC. In addition, after the effective date of this Offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and interim reports, in each case as it may determine to furnish or as may be required by law. The year end of the Company is December 31 of each year.

     The Company has filed with the Washington, D. C. Office of the SEC a Registration Statement on Form SB-2 (with all amendments, exhibits and schedules, thereto, the "Registration Statement") under the Securities Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Copies of the Registration Statement may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices:
Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of certain fees prescribed by the SEC. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports and other information concerning the Company filed electronically with the SEC.

                       AUTOMOTIVE ONE PARTS STORES, INC.

                           FINANCIAL STATEMENTS INDEX

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Balance Sheets as of December 31, 1996 and October 31, 1997
  (unaudited)...............................................  F-3
Statements of Operations for the years ended December 31,
  1995 and 1996 and the ten months ended October 31, 1996
  and 1997 (unaudited)......................................  F-4
Statement of Shareholders' Equity for the years ended
  December 31, 1995 and 1996 and the ten months ended
  October 31, 1997 (unaudited)..............................  F-5
Statements of Cash Flows for the years ended December 31,
  1995 and 1996 and the ten months ended October 31, 1996
  and 1997 (unaudited)......................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Automotive One Parts Stores, Inc.

     We have audited the accompanying balance sheet of Automotive One Parts Stores, Inc. as of December 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automotive One Parts Stores, Inc. as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,037,968 during the year ended December 31, 1996 and, as of that date, the Company had a working capital deficiency of approximately $1,847,000. 1997 operations have not been adequate to generate sufficient cash flow in order to satisfy obligations maturing December 31, 1997 totaling approximately $5,331,000 at December 31, 1996 and $5,772,000 at October 31, 1997. The Company's major creditors, APS, Inc. and Autoparts Finance Company, Inc., have extended the maturity of $5,132,000 plus accrued and unpaid interest of $639,000 of such indebtedness to February 28, 1998. These factors, among others as discussed in Note C to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters, including an initial public offering which is in process, are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GRANT THORNTON LLP

Tampa, Florida
May 14, 1997, except for Note C

  as to which the date is December 22, 1997

                       AUTOMOTIVE ONE PARTS STORES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................   $   32,124     $   25,036
Receivables
  Trade accounts, less allowance for doubtful accounts of
     $210,000...............................................      686,431        702,875
  Note from vendor..........................................      180,000        160,745
  Employee and officer advances.............................       74,444         61,592
Inventories.................................................    5,575,768      5,454,034
Prepaid expenses............................................          910            910
                                                               ----------     ----------
          Total current assets..............................    6,549,677      6,405,192
PROPERTY AND EQUIPMENT, net.................................    2,490,246      2,376,153
PROPERTY HELD FOR SALE OR LEASE.............................      862,197        823,351
OTHER ASSETS................................................       49,349        351,152
                                                               ----------     ----------
          Total assets......................................   $9,951,469     $9,955,848
                                                               ==========     ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt........................   $5,501,621     $5,735,719
Checks written in excess of cash............................       62,509         93,194
Accounts payable............................................    2,356,045      1,903,756
Accrued expenses............................................      267,557        463,356
Interest payable............................................      209,139        701,865
                                                               ----------     ----------
          Total current liabilities.........................    8,396,871      8,897,890
LONG-TERM DEBT, less current portion........................    1,174,621      1,126,420
COMMITMENTS AND CONTINGENCIES...............................           --             --
SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value, 5,000,000 shares
  authorized, none issued and outstanding...................           --             --
Common stock, $0.01 par value, 20,000,000 shares authorized,
  2,360,000 issued and outstanding..........................       23,600         23,600
Additional paid-in capital..................................      434,932        434,932
Accumulated deficit.........................................      (78,555)      (526,994)
                                                               ----------     ----------
          Total shareholders' equity (deficit)..............      379,977        (68,462)
                                                               ----------     ----------
          Total liabilities and shareholders' equity
             (deficit)......................................   $9,951,469     $9,955,848
                                                               ==========     ==========

        The accompanying notes are an integral part of these statements.

                       AUTOMOTIVE ONE PARTS STORES, INC.

                            STATEMENTS OF OPERATIONS

                                                                            TEN MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,          OCTOBER 31,
                                            -------------------------   ------------------------
                                               1995          1996          1996          1997
                                            -----------   -----------   -----------   ----------
                                                                              (UNAUDITED)
Net sales.................................  $11,691,338   $12,094,341   $10,291,236   $9,206,871
Cost of goods sold........................    7,689,551     8,075,176     6,871,217    5,727,418
                                            -----------   -----------   -----------   ----------
  Gross profit............................    4,001,787     4,019,165     3,420,019    3,479,453
Selling, general and administrative
  expenses................................    3,986,570     4,463,849     3,773,117    3,549,708
                                            -----------   -----------   -----------   ----------
  Earnings (loss) from operations.........       15,217      (444,684)     (353,098)     (70,255)
Other income (expense)
  Gain on sale of property................           --            --            --      185,707
  Rental income...........................      165,245       191,804       159,837      143,355
  Interest expense........................     (495,174)     (785,088)     (655,851)    (638,532)
  Offering costs..........................           --            --            --      (68,714)
                                            -----------   -----------   -----------   ----------
          Net loss........................  $  (314,712)  $(1,037,968)  $  (849,112)  $ (448,439)
                                            ===========   ===========   ===========   ==========
  Net loss per common share...............  $     (0.13)  $     (0.44)  $     (0.36)  $    (0.19)
                                            ===========   ===========   ===========   ==========
  Weighted average common shares
     outstanding..........................    2,360,000     2,360,000     2,360,000    2,360,000
                                            ===========   ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                       AUTOMOTIVE ONE PARTS STORES, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                          RETAINED
                                                           ADDITIONAL     EARNINGS
                                                 COMMON     PAID-IN     (ACCUMULATED
                                                  STOCK     CAPITAL       DEFICIT)        TOTAL
                                                 -------   ----------   ------------   -----------
Balance at January 1, 1995.....................  $23,600    $238,406    $ 1,274,125    $ 1,536,131
Contributed capital -- contribution of
  inventory....................................       --     196,526             --        196,526
Net loss.......................................       --          --       (314,712)      (314,712)
                                                 -------    --------    -----------    -----------
Balance at December 31, 1995...................   23,600     434,932        959,413      1,417,945
Net loss.......................................       --          --     (1,037,968)    (1,037,968)
                                                 -------    --------    -----------    -----------
Balance at December 31, 1996...................   23,600     434,932        (78,555)       379,977
Net loss (unaudited)...........................       --          --       (448,439)      (448,439)
                                                 -------    --------    -----------    -----------
Balance at October 31, 1997 (unaudited)........  $23,600    $434,932    $  (526,994)   $   (68,462)
                                                 =======    ========    ===========    ===========

         The accompanying notes are an integral part of this statement.

                       AUTOMOTIVE ONE PARTS STORES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            TEN MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         OCTOBER 31,
                                              -------------------------   ---------------------
                                                 1995          1996         1996        1997
                                              -----------   -----------   ---------   ---------
                                                                               (UNAUDITED)
Increase (decrease) in cash
Cash flows from operating activities:
  Net earnings (loss).......................  $  (314,712)  $(1,037,968)  $(849,112)  $(448,439)
  Adjustments to reconcile net earnings
     (loss) to net cash provided by (used
     in) operating activities:
     Gain on sale of property...............           --            --          --    (185,707)
     Depreciation and amortization..........      173,318       181,410     150,833     155,796
     Interest expense added to principal....           --       231,684          --          --
     Changes in assets and liabilities:
       Trade accounts receivable............     (118,047)       25,762     (12,552)    (50,796)
       Employee and officer advances
          receivable........................      (22,483)      (51,961)     (7,242)     47,204
       Inventories..........................   (1,275,368)     (646,563)    (30,979)    121,734
       Prepaid expenses and other assets....      (33,710)       14,490     (11,454)   (282,548)
       Accounts payable.....................   (1,887,386)    1,339,526     556,514    (452,289)
       Accrued expenses.....................     (274,002)      102,547     111,096     195,799
       Interest payable.....................      (10,668)      161,885     367,932     492,726
                                              -----------   -----------   ---------   ---------
          Net cash provided by (used in)
            operating activities............   (3,763,058)      320,812     275,036    (406,520)
                                              -----------   -----------   ---------   ---------
Cash flows from investing activities
  Acquisition of property and equipment.....     (198,264)     (248,186)   (200,594)    (45,298)
  Proceeds from sale of property and
     equipment..............................           --            --          --     228,150
                                              -----------   -----------   ---------   ---------
  Net cash provided by (used in) investing
     activities.............................     (198,264)     (248,186)   (200,594)    182,852
                                              -----------   -----------   ---------   ---------
Cash flows from financing activities:
  Net change in checks written in excess of
     cash...................................      106,375       (43,866)    (36,508)     30,684
  Proceeds from long-term debt..............    5,662,992       368,377     311,771     513,972
  Repayments of long-term debt..............   (1,922,943)     (411,047)   (363,567)   (328,076)
                                              -----------   -----------   ---------   ---------
          Net cash provided by (used in)
            financing activities............    3,846,424       (86,536)    (88,304)    216,580
                                              -----------   -----------   ---------   ---------
Net decrease in cash........................     (114,898)      (13,910)    (13,862)     (7,088)
Cash, beginning of year.....................      160,932        46,034      46,034      32,124
                                              -----------   -----------   ---------   ---------
Cash, end of year...........................  $    46,034   $    32,124   $  32,172   $  25,036
                                              ===========   ===========   =========   =========
Supplemental cash flow information:
  Cash paid for interest....................  $   505,842   $   391,519   $ 286,309   $  76,183
                                              ===========   ===========   =========   =========

Non-cash financing activities:

     During 1996, approximately $232,000 of interest payable was added to the principal of the note payable.

     During 1995, approximately $197,000 of inventory was contributed by a related party to the Company.

        The accompanying notes are an integral part of these statements.

                       AUTOMOTIVE ONE PARTS STORES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- DESCRIPTION OF ORGANIZATION AND BUSINESS

BUSINESS

     Automotive One Parts Stores, Inc. (the "Company") was incorporated in Florida in November 1978. The Company is a specialty supplier and retailer of automotive replacement parts, tools, supplies, equipment and accessories to both professional installers and, do-it-yourself customers throughout the Central Florida area.

     In connection with the planned initial public offering, the Board of Directors plans to increase the Company's Common Stock authorized from 100 shares of $1.00 par value to 20,000,000 shares of $0.01 par value Common Stock. The Company's increase in the issued and outstanding Common Stock will be effected through a stock split whereby each share of common stock will be exchanged for 23,600 shares of new Common Stock. All share and per share data presented herein have been retroactively restated for all periods in contemplation of this planned transaction.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1996 or October 31, 1997.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method.

     The Company periodically evaluates its inventory for obsolescence and expenses any inventory considered obsolete.

PROPERTY AND EQUIPMENT, NET

     Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line or declining balance methods over the estimated service lives of the assets. Accelerated methods are used for tax purposes.

     Property held for sale is stated at the lower of cost or estimated net realizable value and includes certain property no longer used in the Company's operations.

     Expenditures for additions, major renewals or betterments are capitalized and expenditures for repairs and maintenance are charged to earnings as incurred.

DEFERRED OFFERING COSTS

     Deferred offering costs, which are included in other assets at December 31, 1996 and October 31, 1997, amounted to approximately $31,000 and $333,000, respectively. These costs consist of legal and accounting fees and other direct costs attributable to the Company's current planned initial public offering. These costs are being deferred until the proceeds from the offering have been received, at which time they will be charged

                       AUTOMOTIVE ONE PARTS STORES, INC.

against the gross proceeds. Offering costs totalling approximately $69,000 were charged to expense as a result of a delay in the offering. If the offering is not successful, the remaining costs will be charged to earnings.

ADVERTISING

     The Company expenses its share of all advertising costs as such costs are incurred. The portion of advertising expenditures which are to be recovered from vendors and other cooperative programs are recorded as receivables. The Company does not defer any portion of its share of advertising costs. During the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1996 and 1997, the Company incurred advertising costs of approximately $73,000 and $76,000, $60,000 and $32,000, respectively.

INCOME TAXES

     The Company is taxed as an S Corporation under the provisions of the Internal Revenue Code. As such, the Company's taxable income is includable in the individual income tax returns of its stockholders for federal and state income tax purposes. Accordingly, no provisions for federal and state income taxes have been recorded in the accompanying historical financial statements.

     In conjunction with the completion of the initial public offering, the Company will terminate its S Corporation election and become subject to corporate income taxes from that date forward (See Note I).

CONCENTRATION OF RISK

     The Company grants credit to customers who meet pre-established credit requirements. The Company does not require collateral when trade credit is granted to customers. Credit losses are provided for in the financial statements and have consistently been within management's expectations.

     Currently, the Company purchases most of its inventory from one vendor. A sufficient number of other suppliers and/or manufacturers could supply the same inventory. A disruption of this vendor relationship, or a material reduction in any of the terms of purchase, advertising, incentive or other programs, would likely materially, adversely affect the Company's business.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of ("SFAS"). Under SFAS No. 121, impairment losses on long-lived assets are recognized when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is equal to the difference between the carrying amount of the long-lived asset and the estimated fair value of such asset. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No. 121 by the Company did not result in an impairment loss. The Company did not incur an impairment loss during the year ended December 31, 1996 and the ten months ended October 31, 1997.

STOCK BASED COMPENSATION

     Effective January 1, 1996 the Company adopted SFAS No. 123, Accounting for Stock Based Compensation. As it relates to stock options granted to employees, SFAS No. 123 permits companies who have not done so already to, either adopt the accounting method promulgated by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees to measure compensation, or to adopt the fair value base method prescribed by SFAS No. 123. If APB No. 25's method is followed, pro forma disclosures are required as if SFAS No. 123 accounting recognition method was adopted. SFAS No. 123 pertains to stock options granted after December 31, 1995. Management has determined not to adopt SFAS No. 123's accounting recognition provisions related to stock options granted to employees and accordingly, will continue following APB No. 25's accounting provisions. All other provisions of SFAS No. 123 have been

                       AUTOMOTIVE ONE PARTS STORES, INC.

implemented effective January 1, 1996. The implementation of SFAS No. 123 did not have an effect on the Company's financial statements.

UNAUDITED FINANCIAL STATEMENTS

     The unaudited financial statements and related notes thereto for October 31, 1996 and 1997 include all normal and recurring adjustments which in the opinion of management are necessary for a fair presentation and are prepared on the same basis as the audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

NEW ACCOUNTING PRONOUNCEMENT

     SFAS No. 128, Earnings Per Share and SFAS No. 129, Disclosure of Information about Capital Structure, will be effective for the Company's financial statements issued after December 15, 1997. Early adoption of the new standards is not permitted. SFAS 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. SFAS No. 129 requires disclosing information about an entity's capital structure. The adoption of these new standards is not expected to have a material impact on the disclosure of earnings per share in the financial statements.

     SFAS No. 130, Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The new rule requires that the Company
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The Company plans to adopt SFAS No. 130 in 1998 and expects no material impact to the Company's financial statement presentation.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, and amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. This Statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. The Company plans to adopt SFAS No. 131 in 1998 with impact only to the Company's disclosure information and not its results of operations.

NOTE C -- REALIZATION OF ASSETS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. Continuation of the Company as a going concern contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. However, the Company had a net loss of $1,037,968 and $448,439 for the year ended December 31, 1996 and the ten months ended October 31, 1997, respectively and a working capital deficiency of $1,847,194 and $2,492,698 at December 31, 1996 and October 31, 1997,
respectively. In addition, the Company was in default under the terms of its indebtedness to APS, Inc. ("APS") and Autoparts Finance Company, Inc. ("AFCO"), an affiliate of APS, at December 31, 1996. In February 1997, the Company entered into a Loan Modification Agreement with APS and AFCO whereby the maturity date on such indebtedness was extended to not later than July 31, 1997, (See Note E). The Loan Modification Agreement was amended effective July 31, 1997, to extend the maturity date to December 31,

                       AUTOMOTIVE ONE PARTS STORES, INC.

1997. On December 22, 1997, the Loan Modification Agreement was further amended to extend the maturity date to February 28, 1998. The Company is not currently able to generate sufficient cash flows from its existing operations to repay the amounts due to APS and AFCO by the maturity date of such indebtedness. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

     Management recognizes that the Company must generate additional financial resources and reduce operating costs to continue its operations as follows:

       - The Company has obtained a commitment for a $4 million senior credit facility available upon the successful completion of the contemplated initial public offering. A portion of the proceeds form this facility will be used to repay APS and AFCO.

       - The Company is in the process of completing an initial public offering of its Common Stock in order to generate sufficient proceeds, in conjunction with the aforementioned credit facility, to repay APS and AFCO and to finance the acquisition of additional auto parts stores.

       - During November 1997 the Company received loan proceeds of approximately $205,000 from the mortgage of a parcel of its land. The proceeds from the loan will be used to support its need for working capital.

       - The Company is evaluating its current network of store locations in order to determine the most advantageous number and location of its stores in order to effectively and efficiently serve the central Florida market, its primary service area. To date the Company has identified four existing stores that can be merged into two store locations.

       - The Company has begun to institute certain cost containment measures in order to reduce its current level of selling, general and administrative expenses. Management cannot presently determine the financial impact of these cost containment measures, however, it believes such cost containment measures will not have an impact on the services provided to its customers.

     If the Company is not successful in completing its planned initial public offering and is unable to obtain alternative financing in order to repay APS and AFCO, APS and AFCO could foreclose on substantially all the assets of the Company.

     In view of the matters described in the preceding paragraphs, recoverability of a substantial portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to generate sufficient proceeds from its planned initial public offering to repay its obligations to APS and AFCO, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset and liability amounts that might be necessary should the Company be unable to continue in existence.

                       AUTOMOTIVE ONE PARTS STORES, INC.

NOTE D -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DECEMBER 31,    LIFE     OCTOBER 31,
                                                          1996       (YEARS)      1997
                                                      ------------   -------   -----------
                                                                               (UNAUDITED)
Land................................................  $  1,026,177             $1,026,177
Buildings...........................................     2,055,859    40        2,055,859
Vehicles............................................     1,067,303    3-5       1,073,012
Equipment...........................................       825,535     5          825,535
Computer equipment..................................       243,291     2          260,635
Furniture and fixtures..............................        39,151    5-7          39,151
                                                      ------------             ----------
                                                         5,257,316              5,280,369
Less: accumulated depreciation and amortization.....     2,767,070              2,904,216
                                                      ------------             ----------
                                                      $  2,490,246             $2,376,153
                                                      ============             ==========

NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following:

MORTGAGE LOANS

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
Various notes payable; maturing between December 1997 and
March 2010, varying interest rates ranging from 7% to 12.95%
per annum, due in monthly installments of $19,461 including
interest; collateralized by real property...................   $1,129,418    $1,036,936

Adjustable rate note payable to AFCO, interest at the prime
rate plus 2% per annum (10.25% at December 31, 1996)
principal and interest due and payable not later than
December 31, 1997; collateralized by real property,
inventory, equipment, and all other assets of the
Company.....................................................    2,465,467     2,465,467

Note payable to APS; 10% interest per annum, principal and
interest due and payable not later than December 31, 1997;
collateralized by real property, inventory, equipment, and
all other assets of the Company.............................    2,666,679     2,666,679

VEHICLE LOANS

7.25% to 11% notes payable to banks; due in monthly
installments of $5,436 including interest through October
1999; collateralized by vehicles............................      112,859        58,217

INVENTORY LOANS

9% note payable to a vendor; payable in monthly installments of $5,612, including interest through February 1, 1998;
collateralized by inventory.................................       74,322        27,282

                       AUTOMOTIVE ONE PARTS STORES, INC.

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
UNSECURED LOANS
7.50% unsecured demand note payable to an individual; due in monthly installments of $500 plus accrued interest, through
August 2002.................................................       34,000        28,500

10% to 12% unsecured demand notes payable to individuals;
principal due on demand with quarterly payments of accrued
interest....................................................      126,497       173,198

RELATED PARTY LOANS

Unsecured note payable to the principal shareholder; 8%
interest per annum, principal and interest is due and
payable at February 12, 2000................................           --       319,588

12% unsecured demand note payable to an individual; with
interest in the amount of $650 due in monthly
installments................................................       65,000        65,000

Non-interest bearing demand notes payable to an officers and
directors...................................................        2,000        21,272
                                                               ----------    ----------
          Total long-term debt..............................    6,676,242     6,862,139
          Less current portion..............................    5,501,621     5,735,719
                                                               ----------    ----------
                                                               $1,174,621    $1,126,420
                                                               ==========    ==========

     Aggregate maturities of long-term obligations are as follows for the years ending December 31,

1997........................................................  $5,501,621
1998........................................................     148,343
1999........................................................     112,597
2000........................................................     108,000
2001........................................................     118,509
Thereafter..................................................     687,172
                                                              ----------
                                                              $6,676,242
                                                              ==========

     The note payable to APS ("APS Note") matured on October 24, 1996 and had not been repaid by the Company as of December 31, 1996. In addition, the Company ceased making scheduled payments on the adjustable rate note due to AFCO ("AFCO Note") during the year ended December 31, 1996. As a result of these conditions, the Company was in default of these obligations along with its trade accounts payable balance due to APS of approximately $1,333,000 at December 31, 1996. As a result of the default on its indebtedness to APS and AFCO, the Company incurred an additional default interest charge on such indebtedness totaling approximately $113,000 at December 31, 1996.

     On February 20, 1997, the Company entered into a Loan Modification Agreement with APS and AFCO. Under the terms of this agreement, the APS Note and AFCO Note will continue to accrue interest at their specific contractual interest rates, however, no payments of principal and interest will be required until the maturity date. The maturity date is the earlier of the date the Company receives proceeds from its planned initial public offering of shares of its Common Stock, or July 31, 1997. On July 31, 1997 the Loan Modification Agreement was amended to extend the maturity date to December 31, 1997. On December 22, 1997, the Loan Modification Agreement was further amended to extend the maturity date to February 28, 1998. In addition, from the date of the Loan Modification Agreement and the maturity date, the Company is required to pay APS before the close of business on Monday of each week an amount equal to the preceding week's purchases of merchandise from APS.

                       AUTOMOTIVE ONE PARTS STORES, INC.

     The Company's compliance with the financial covenants under the terms of the original loan agreements with APS and AFCO were waived under the terms of the Loan Modification Agreement. The Loan Modification Agreement contains certain financial and other covenants that, among other things, require the Company to: 1) make timely payments to APS for its merchandise purchases; 2) file a Registration Statement with the Securities and Exchange Commission in connection with the Company's planned initial public offering by May 31, 1997 and 3) complete its planned initial public offering by July 31, 1997. On July 31, 1997 the Loan Modification Agreement was amended to extend the maturity date to December 31, 1997, and was subsequently amended to extend the maturity date to February 28, 1998. Failure to comply with the covenants included in the Loan Modification Agreement would cause the Company to be in default under the terms of such agreement. Should such default occur APS and AFCO could foreclose on the Company's assets collateralizing the APS Note and AFCO Note. As long as the Company complies with the terms of the Loan Modification Agreement and repays by the maturity date, the outstanding principal and accrued and unpaid interest amounts due under the APS Note and AFCO Note, along with certain amounts due APS for merchandise purchases, the default interest charge due to APS and AFCO will be waived. As of October 31, 1997, the Company was in compliance with the terms of the Loan Modification Agreement. The APS Note and AFCO Note balances are included in the current portion of long-term debt as of December 31, 1996 and October 31, 1997.

     Management believes that APS and AFCO will not require repayment in full of the Company's outstanding indebtedness, including any accrued and unpaid interest, on February 28, 1998, as long as the Company continues to proceed with its planned initial public offering and is in compliance with the remainder of the covenants included in the Loan Modification Agreement dated February 20, 1997 and remains in compliance with such other covenants until the initial public offering is completed. However, no assurances can be given that APS and AFCO will not require repayment of such indebtedness on February 28, 1998.

NOTE F -- SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Board of Directors is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and to fix and determine the designation, preferences, privileges, options or other special rights, and qualifications, limitations, or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights, and conversion privileges. In May 1997, the Board has authorized 5,000,000 shares of $0.01 par value preferred stock. No shares of Preferred Stock have been issued and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

COMMON STOCK

     In connection with its planned public offering, the Company plans to effect a stock split (See Note A).

STOCK OPTION PLAN

     In May 1997, the Company established a 1997 Employee Stock Option Plan (the "Plan") under which 500,000 shares of Common Stock have been reserved for issuance upon exercise of stock options. The Plan is designed to serve as an incentive for retaining qualified and competent employees. The Company's Board of Directors, or a committee thereof (the "Committee"), will administer and interpret the Plan and will be authorized to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company and consultants.

     The Plan provides for the granting of both incentive stock options and non-qualified stock options. Options will be granted under the Plan on such terms and at such prices as determined by the Committee,

                       AUTOMOTIVE ONE PARTS STORES, INC.

except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant and the per share exercise price of non-qualified stock options will not be less than par value on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option can be exercised until six months after the date of grant or after the expiration of 10 years from the date of grant. Options granted under the Plan will not be transferable other than by will or by the laws of descent and distribution.

     The Plan contains anti-dilution provisions authorizing appropriate adjustments in certain circumstances. Shares of Common Stock subject to options which expire without being exercised or which are canceled as a result of cessation of employment are available for further grants. The Company has granted a non-qualified option to purchase 30,000 shares of Common Stock under the Plan to its Vice President of Corporate Development and Investor Relations. These Options are exercisable at the Offering price.

NOTE G -- COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

     In 1995, the Company entered into a product purchase agreement with APS, a national distributor of replacement auto parts. Under the terms of this agreement, the Company agreed, for a fifteen-year period commencing on January 1, 1995, to purchase 75% of the resale merchandise inventory from APS, less certain exceptions and not perform a bulk transfer of assets nor transfer its leasehold interests in properties where it conducts business without giving APS a 45-day written notice and giving APS the right of first refusal. In February 1997, in connection with the modification of the Company's loan agreements (see Note E) with APS and AFCO in February 1997; the Company and APS amended the product purchase agreement. Under the terms of this amended agreement, the term of the agreement was reduced from fifteen years to five years. In addition, the period required to provide APS with written notice of the Company's intent to bulk transfer its assets and/or transfer its leasehold interests was reduced from 45 days to 20 days. Purchases under the agreement with APS aggregated approximately $4.5 million in both 1995 and 1996.

     The Company has a $180,000 agreement with APS for the reimbursement of costs incurred by the Company to refurbish certain of its store locations. Such costs were incurred by the Company in connection with the execution of the product purchase agreement with APS. At October 31, 1997 the Company had a receivable of $160,745 in connection with this agreement.


     APS, along with its parent and affiliated companies, filed for protection under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on or about February 2, 1998. The Company is continuing to buy parts from APS under its agreement with APS. However, if APS were to discontinue business or void its agreement with the Company under the Bankruptcy Code, the Company would be required to locate and purchase parts from alternative vendors. If the Company was unable to identify and enter into agreements with alternative vendors of similar parts that offer similar programs to APS, or there is a disruption of the Company's vendor relationship with APS, or there is a material change in any terms of purchase, advertising, incentive or other programs offered by APS, that would likely have a material adverse affect on the Company's business. While the Company has identified and discussed supply and distributor relationships with alternative vendors of similar parts which offer similar programs to APS, there can be no assurance that the Company will be successful in entering into new relationships with such vendors, or if such arrangements were entered into, that they would be available to the Company on acceptable terms, or on terms competitive with those currently offered by APS. Management of the Company does not believe that the outcome of the APS Chapter 11 proceedings will have a material adverse effect on the Company or its business.

                       AUTOMOTIVE ONE PARTS STORES, INC.

LEASES

     The Company leases two of its stores under month-to-month leases. All other facilities are owned by the Company. The Company also leases an insignificant amount of equipment.

LITIGATION

     The Company has instituted a lawsuit (the "Lawsuit") against The Parts Source, Inc. d/b/a Ace Auto Parts, a prior aborted suitor and certain former employees of the Company for certain tortious acts alleged to have caused damage to the Company estimated at approximately $1.5 million dollars. The Company is also seeking an injunction against the defendants in its Lawsuit. The Lawsuit, currently in the pleading and discovery stage of the case, was filed on March 20, 1997, in the Circuit Court in and for Orange County, Florida. In the opinion of management, the ultimate outcome of this Lawsuit should not have a material adverse impact on the Company's financial position, results of operations or liquidity.

NOTE H -- RELATED PARTY TRANSACTIONS

     The Company makes advances to and borrows money from officers, shareholders and family members from time to time. As discussed in Note E above, the Company owed $67,000 and $86,272 to these individuals at December 31, 1996 and October 31, 1997, respectively. In addition, these individuals owed the Company $70,384 and $61,591 at December 31, 1996 and October 31, 1997, respectively.

     During the year ended December 31, 1995 the son of the principal shareholder of the Company contributed inventory to the Company that had a carrying value (cost) to the son of $196,526, which also approximated the fair value of such inventory.

     Subsequent to December 31, 1996, the principal shareholder of the Company loaned $446,000 to the Company for operations. The loan plus out-of-pocket costs and interest payments made by such individual are to be repaid from the proceeds of the Company's planned initial public offering.

     At December 31, 1996 and October 31, 1997, respectively the Company had outstanding indebtedness to a director candidate of $95,000 and $135,000 at an interest rate of 10.0% per annum. The Company plans to repay such indebtedness, including any accrued and unpaid interest from the proceeds of the Company's planned initial public offering.

NOTE I -- PRO FORMA INFORMATION

PRO FORMA INCOME TAXES

     In conjunction with the completion of its planned initial public offering, the Company will terminate its S Corporation election and become subject to corporate income taxes from that date forward.

     The statements of operations for all periods presented reflect the pro forma effect on income taxes (benefits) as if the Company's losses had been subjected to federal and state income taxes as a C Corporation.

     In the determination whether to recognize any tax benefits from the Company's operating losses on a pro forma basis, management considered the Company's history of net operating losses. During the two years ended December 31, 1996, the Company incurred a cumulative net loss of approximately $1.3 million. Management believes using the more likely than not criteria established by SFAS No. 109, Accounting for Income Taxes, that no tax benefits should be recognized for any reported period.

                       AUTOMOTIVE ONE PARTS STORES, INC.

     Reconciliation of the federal statutory income tax rate of 34% to the effective income tax rate reflected herein is as follows:


                                                        YEAR ENDED          TEN MONTHS
                                                       DECEMBER 31,     ENDED OCTOBER 31,
                                                      --------------    ------------------
                                                      1995     1996      1996       1997
                                                      -----    -----    -------    -------
Federal income tax (benefit) at statutory rates.....  (34.0)%  (34.0)%    (34.0)%    (34.0)%
State income taxes, net of Federal benefit..........   (3.3)    (3.3)      (3.3)      (3.3)
Net operating losses, not currently utilizable......   37.3     37.3       37.3         --
Utilization of net operating loss carryforwards.....     --       --         --       37.3
                                                      -----    -----      -----      -----
Income tax expense..................................     --%      --%        --%        --%
                                                      =====    =====      =====      =====


     Since the Company's cumulative net operating losses have passed directly to its S Corporation shareholders, the losses will not be available to the Company upon conversion to C Corporation status.

     At December 31, 1995 and 1996 and October 31, 1996 and 1997, there were differences between the bases for the Company's assets and liabilities as reported for income tax return purposes and as reported for financial statement purposes. The aggregate bases difference at these dates are not material to the Company (principally accrued vacation, depreciation and inventory).

NOTE J -- NET LOSS PER COMMON SHARE

     Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period (see Note A). Pro forma net loss is the same as historical net loss because no pro forma provision for income taxes is required as a result of the historical net losses for all years presented, assuming the Company had been subject to income taxes during the period it was an S Corporation for income tax purposes. Net loss per share does not include the assumed exercise of these warrant since the inclusion would have been anti-dilutive.

     The Company is contemplating an initial public offering of which approximately $3.0 million of the total proceeds therefrom will be used to pay down or retire debt. The supplementary pro forma net income (loss) per common share for 1996 and the seven months ended October 31, 1997 as if this debt was retired at the beginning of the respective periods, would be $(0.25) and $0.03 a share respectively (assuming 2,922,978 and 2,940,806 weighted average common shares outstanding).

NOTE K -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and October 31, 1997, the carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturities of these items.

     The carrying amounts of current and long-term portions of debt approximate fair market value since the interest rates on these instruments generally approximate market interest rates.

                    (FOUR PHOTOGRAPHS OF COMPANY WAREHOUSE,
                   MACHINE SHOP, AND STORES WITH COMPANY LOGO
                              IN CENTER OF PAGE.)

             ======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER OR BROKER/DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    9
USE OF PROCEEDS.......................   16
DILUTION..............................   17
CAPITALIZATION........................   18
DIVIDEND POLICY.......................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   19
INDUSTRY OVERVIEW.....................   25
BUSINESS..............................   27
MANAGEMENT............................   37
PRINCIPAL AND SELLING SHAREHOLDERS....   41
CERTAIN TRANSACTIONS..................   42
DESCRIPTION OF SECURITIES.............   43
SHARES ELIGIBLE FOR FUTURE SALE.......   46
UNDERWRITING..........................   47
LEGAL MATTERS.........................   49
EXPERTS...............................   49
AVAILABLE INFORMATION.................   49
FINANCIAL STATEMENTS INDEX............  F-1


                               ------------------

  UNTIL                1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================
                                1,200,000 SHARES
                                OF COMMON STOCK

                                      AND

                              1,200,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS

                              AUTOMOTIVE ONE LOGO

                              AUTOMOTIVE ONE PARTS
                                  STORES, INC.
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                                         NUTMEG SECURITIES, LTD.
                                                              495 POST ROAD EAST
                                                              WESTPORT, CT 06880
                                                                  (203) 226-1857

                               FEBRUARY   , 1998


             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant is also entering into an agreement with each of its directors and certain of its officers wherein it is agreeing to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had not reasonable cause to believe their conduct was unlawful.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws or state or Federal environmental laws.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee............................................  $  9,582
National Association of Securities Dealers, Inc.............     2,535
NASDAQ listing fee..........................................    10,000*
Boston Stock Exchange Listing Fee...........................    15,000*
Printing and engraving expenses.............................    65,000*
Accounting fees and expenses................................    50,000*
Legal fees and expenses.....................................   150,000*
Blue sky fees and expenses..................................    25,000*
Transfer agent and registrar fees...........................     7,500*
Underwriters' non-accountable expense allowance (assuming no
  exercise of over-allotment option)........................   220,500
Miscellaneous...............................................       883*
                                                              --------
          Total.............................................  $556,000
                                                              ========

---------------

* Estimated expenses.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this registration statement:


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  1.1     Form of Underwriting Agreement**
  1.2     Agreement Among Underwriters**
  1.3     Selected Dealer Agreement**
  3.1     Form of Amended and Restated Articles of Incorporation(1)
  3.2     Form of Amended and Restated ByLaws(2)
  4.1     Form of Underwriters' Warrant Agreement**
  4.2     Specimen of Common Stock Certificate**
  4.3     Specimen of Redeemable Common Stock Purchase Warrant
  4.4     Form of Warrant Agreement between the Company and American
          Stock Transfer & Trust Company**
  4.5     Form of 12-month Lock-Up Agreement**
  5       Form of Opinion of Greenberg Traurig Hoffman Lipoff Rosen &
          Quentel, P. A., Counsel for the Company
 10.1     1997 Stock Option Plan**
 10.2     Promissory Note in the principal amount of $2,450,000 in
          favor of A. P. S., Inc.**
 10.3     Promissory Note in the principal amount of $2,500,000 in
          favor of Autoparts Finance Company, Inc.**
 10.4     Loan Agreement between the Company, Autoparts Finance
          Company, Inc., and A.P.S., Inc.**
 10.4.1   Loan Modification Agreement between the Company, A.P.S.,
          Inc., and Autoparts Finance Company, Inc.**
 10.4.2   Second Amendment to Loan Agreement between the Company,
          A.P.S., Inc., and Autoparts Finance Company, Inc. effective
          July 31, 1997.**
 10.4.3   Third Amendment to Loan Agreement between the Company,
          A.P.S., Inc. and Autoparts Finance Company, Inc. dated
          December 22, 1997.**
 10.5     Amended and Restated Guaranty Agreement between Robert H.
          Gentry, III and Janice Sue Gentry, his wife, A.P.S., Inc.
          and Autoparts Finance Company, Inc.**
 10.6     Product Purchase Agreement, between A.P.S., Inc. and the
          Company.**
 10.6.1   First Amendment to Product Purchase Agreement dated February
          20, 1997 between A.P.S., Inc. and the Company.**
 10.7     Form of Indemnification Agreement between the Company and
          Indemnitee.**
 10.8.1   Employment Agreement between the Company and Robert H.
          Gentry, III.**
 10.8.2   Employment Agreement between the Company and Patrick J.
          Power.**
 10.9     Financial Consulting Agreement between the Underwriter and the Company**
 10.10    Form of Loan and Security Agreement between the Company and
          Finova Capital Corporation.**
 23.1     Consent of Independent Certified Public Accountants.
 23.2     Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel,
          P. A. (included in Exhibit 5).
 27       Financial Data Schedule (for SEC use only).**


---------------

  * To be filed by amendment.
 ** Previously filed.
*** Originally executed opinion to be filed by amendment

(1) Refiled here to reflect an amendment to Article IX, Section A regarding the Company's number of shareholders necessary to call a special meeting of shareholders.


(2) Refiled here to reflect an amendment to Article VIII regarding the Company's decision to opt out of certain Florida laws concerning "Affiliated Transactions" and "Control Share Acquisitions."

ITEM 28.  UNDERTAKINGS.

     (a) The small business issuer will:

          (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The small business issuer will:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(l) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on February 13, 1998.


                                          AUTOMOTIVE ONE PARTS STORES, INC.

                                          By:   /s/ ROBERT H. GENTRY, III
                                            ------------------------------------
                                                   Robert H. Gentry, III
                                               President and Chief Executive
                                                           Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.



                     SIGNATURES                                     TITLE                     DATE
                     ----------                                     -----                     ----

              /s/ ROBERT H. GENTRY, III                  Sole Director, President,      February 13, 1998
-----------------------------------------------------      and Chief Executive
                Robert H. Gentry, III                      Officer